      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 8, 2004
                                                           Registration No. 333-
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                               HOME DIRECTOR, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                 --------------

             DELAWARE                           3669                    52-2143430

   (State or Other Jurisdiction     (Primary Standard Industrial     (I.R.S. Employer
 of Incorporation or Organization)  Classification Code Number)   Identification Number)


                            2525 COLLIER CANYON ROAD
                           LIVERMORE, CALIFORNIA 94551
                                 (925) 373-0438
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                 --------------

                                 MICHAEL LIDDLE
                             CHIEF EXECUTIVE OFFICER
                               HOME DIRECTOR, INC.
                            2525 COLLIER CANYON ROAD
                           LIVERMORE, CALIFORNIA 94551
                                 (925) 373-0438
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                 --------------

                                   Copies to:
                             RUSSELL S. BERMAN, ESQ.
                        KRONISH LIEB WEINER & HELLMAN LLP
                           1114 AVENUE OF THE AMERICAS
                            NEW YORK, NEW YORK 10036
                                 (212) 479-6000
                                 --------------

         Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________


         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ______________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box |_|.

                                  -------------



                         CALCULATION OF REGISTRATION FEE

========================= ====================== ====================== ====================== ======================
 TITLE OF EACH CLASS OF                            PROPOSED MAXIMUM       PROPOSED MAXIMUM
    SECURITIES TO BE          AMOUNT TO BE        OFFERING PRICE PER     AGGREGATE OFFERING          AMOUNT OF
       REGISTERED              REGISTERED              SHARE(1)               PRICE(1)           REGISTRATION FEE
------------------------- ---------------------- ---------------------- ---------------------- ----------------------

      Common Stock        10,588,633 shares(2)           $2.21             $23,400,878.93            $2,964.89
========================= ====================== ====================== ====================== ======================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the average of the closing bid and asked prices of the registrant's Common Stock on March 4, 2004, as reported by the OTC Bulletin Board.


         (2) Of these shares, 3,488,354 are currently outstanding shares to be offered for resale by selling stockholders and 7,100,279 are currently unissued shares to be offered for resale by selling stockholders following issuance upon exercise of outstanding warrants.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


================================================================================

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                             PRELIMINARY PROSPECTUS
                      SUBJECT TO COMPLETION, MARCH 8, 2004

                              [HOME DIRECTOR LOGO]

                               HOME DIRECTOR, INC.


                        10,588,633 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 10,588,633 shares of our Common Stock by some of our stockholders. For a list of the selling stockholders, please see "Selling Stockholders." We are not selling any shares of Common Stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of up to 7,100,279 of such shares to warrant holders upon the exercise of outstanding warrants held by the selling stockholders in the event that such warrants are exercised. We will bear all costs associated with this registration.

         On March 4, 2004, the average of the closing bid and asked prices of our Common Stock was $2.21 per share. Our Common Stock is quoted on the OTC Bulletin Board under the symbol "HMDR."

         Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under applicable state law or that an exemption from registration is available.

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISKS. PLEASE REFER TO THE "RISK FACTORS" BEGINNING ON PAGE 4.

         No underwriter or person has been engaged by us to facilitate the sale of the shares of Common Stock in this offering. This offering will continue for up to 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission or for so long thereafter as sales of shares offered by the selling stockholders would otherwise be subject to volume limitations imposed under the Securities Act.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              THE DATE OF THIS PROSPECTUS IS ___________ __, 2004.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1
RISK FACTORS..................................................................4
CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS....................9
USE OF PROCEEDS...............................................................9
MARKET PRICE OF COMMON STOCK.................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS...............................................................10
BUSINESS.....................................................................16
MANAGEMENT...................................................................21
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................26
PRINCIPAL STOCKHOLDERS.......................................................27
SELLING STOCKHOLDERS.........................................................30
PLAN OF DISTRIBUTION.........................................................38
DESCRIPTION OF SECURITIES....................................................39
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........40
LEGAL MATTERS................................................................41
EXPERTS .....................................................................41
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS................................41
WHERE YOU CAN FIND MORE INFORMATION..........................................41
FINANCIAL STATEMENTS........................................................F-1

                               PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to an investor. We encourage you to read this entire prospectus, including our consolidated financial statements and the notes to our consolidated financial statements, completely and carefully before deciding whether to invest in our Common Stock. You should also review the other available information referred to in the section entitled "Where You Can Find More Information" on page 41.

Summary of our Business

         We design, manufacture, sell and install home networking solutions that can interconnect security systems, audio systems, video services, televisions, utilities, personal computers and the Internet. Our products are sold primarily to the home building industry for installation in new homes. We market our products to home builders with the objective that a Home Director home networking solution can be incorporated in the construction of the new homes they sell to consumers and included in the consumer's purchase price and initial mortgage financing package. Home builders frequently use our systems and solutions as a standard feature in their new home developments.

         Our business is channeled through several marketing programs.

         Since January 2001, we have generated sales of our networking systems and related products and services through direct involvement as integrators and installers of our systems, acting primarily as subcontractors for builders in their new home developments. In the local areas where we perform these services, we act as a single source supplier, participating directly in sales to consumers and offering assistance ranging from pre-sale design to post-installation support and including pre-packaged and custom options. We currently carry on these systems installation activities in California, Florida, Colorado and Texas.

         Through a strategic relationship with Sears, Roebuck & Co., we are now actively engaged with Sears in an important marketing initiative called the Sears Connected Home program. This marketing initiative began as a pilot program in Florida in 2002, and we are now supporting Sears in the implementation of the program on a national basis. The Sears Connected Home program is intended to capitalize on Sears' established reputation and contacts in the home building industry by offering builders a reputable single source for technology-based lifestyles options in their new home projects. Through the program, Sears offers builders a variety of home networking options, arranges for installation of network solutions through pre-certified local and regional integrators and provides quality assurances that differentiate its program from the limited local service typically available to developers. Home Director is the preferred product supplier for the Sears program and acts as an integrator for the program, primarily in areas where Sears has not yet certified other local service providers.

         We also continue to sell our hardware and software networking products throughout the United States and Canada to distributors primarily for resale to regional integrators and installers who carry out their own installation activities, frequently with our technical and training assistance.

Recent Operating History and Management Changes

         Our operating results for 2003 were disappointing and led to significant management changes at the end of 2003 and early in 2004. At the end of December 2003, our Chairman and Chief Executive Officer resigned and was replaced by Michael Liddle. Early in March 2004, our President and Chief Operating Officer resigned in a negotiated arrangement approved by our Board of Directors. His responsibities have been assumed by other senior level managers pending designation of a full-time replacement. Mr. Liddle has begun to implement a new strategic vision for the Company, based on improved and expanded hardware and software product offerings. Among recent management actions taken was the retention of Jerry Steckling in the new positions of Vice President, Advanced Technology and Chief Technology Officer. Mr. Steckling's background in engineering and high-end audio technology are expected to provide leadership and depth to our research and development activities.

Private Placement

         In December 2003 and January 2004 we raised gross proceeds of $3,226,315 in a private sale of units consisting of 3,470,679 shares of Common Stock and warrants to purchase 3,470,679 shares of Common Stock. In addition, we issued warrants to purchase 1,388,272 shares of Common Stock to the placement agent in this transaction. All of the shares of Common Stock included in the units sold in this transaction (including the shares underlying the warrants) may be offered for resale pursuant to this prospectus.

HDT Merger

         Until December 19, 2002, we were known as Netword, Inc. On that date, we acquired all of the stock of Home Director Technologies, Inc. (formerly Home Director, Inc. and referred to in this prospectus as "HDT") in a merger of Netword's special purpose subsidiary into HDT. Immediately before the merger, we completed a one-for-40 reverse split of our outstanding Common Stock.

         As a result of the merger, HDT became our wholly-owned subsidiary, we changed our name from Netword, Inc. to Home Director, Inc., and the business of HDT became our only business. When we refer to "Netword" in this prospectus, we are referring to the Company as it existed before the merger, and when we refer to "the merger," we are referring to the merger in which we acquired HDT.

         We were incorporated in Delaware on February 18, 1999. We have approximately 90 full time employees. Our executive offices are located at 2525 Collier Canyon Road, Livermore, California 94551. Our telephone number is (925) 373-0438, and our web site address is www.homedirector.com.

                                  THE OFFERING

Registrant..................................     Home Director, Inc.


OTC Bulletin Board Market Symbol............     HMDR


Securities Offered by Selling Stockholders..     10,588,633 shares of Common Stock, consisting of 3,488,354 outstanding shares owned by selling stockholders and up to 7,100,279 shares issuable to selling stockholders upon exercise of outstanding warrants.


Offering Price..............................     Determined at the time of sale by selling stockholders.




Shares of Common Stock outstanding before the
offering....................................    7,222,146 shares


Shares of Common Stock outstanding after the
offering, assuming no exercise of warrants..    7,222,146 shares


Shares of Common Stock outstanding after the
offering, assuming issuance of 7,100,279
shares of Common Stock underlying warrants       14,322,425 shares




Risk Factors................................     An investment in the Company involves significant risks and uncertainties.  See "Risk Factors," beginning on page 4.


                                       3

                                  RISK FACTORS

         An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below before deciding to purchase shares of our Common Stock. The risks described below are not the only ones that we face. Additional risks that generally apply to publicly traded companies, that are not yet identified or that we currently think are immaterial, may also adversely affect us.

         If any of the events, contingencies, circumstances or conditions described in the risks below actually occurs, our business, financial condition or results of operations could be seriously harmed. The trading price of our Common Stock could, in turn, decline and you could lose all or part of your investment.

THE REPORT OF OUR INDEPENDENT AUDITORS ON OUR FINANCIAL STATEMENTS CONTAINS AN EXPLANATORY PARAGRAPH ON OUR ABILITY TO CONTINUE AS A GOING CONCERN.

         The report of our independent auditors contains an explanatory paragraph raising substantial doubt about our ability to continue as a going concern because of our operating losses, our default under our line of credit and our dependence upon financing our operations through a series of private offerings of debt and equity securities. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WE HAVE A HISTORY OF OPERATING LOSSES AND MAY NEVER BE PROFITABLE.

         We experienced a net loss of approximately $30.4 million for 2001, a loss of approximately $6.5 million (before a gain of approximately $4.5 million as a result of the extinguishment of certain liabilities) for 2002, and a net loss of approximately $5 million for 2003. We have incurred significant quarterly and annual operating losses in every fiscal period since our inception, and we may continue to incur quarterly and annual operating losses in the future. There is no assurance that we will ever be profitable. Our ability to achieve profitability will depend upon a number of factors, including, but not limited to, whether we:

     o have financing available for working capital, product development and sales and marketing efforts;

     o    develop new products for existing and new markets;

     o maintain sales prices, achieve higher sales volume and achieve contract manufacturing efficiencies in order to maintain or improve our gross margins;

     o    control our operating expenses;

     o    expand the distribution network for our products; and

     o    withstand competition in our marketplace.


OUR ACTIVITIES REQUIRE ADDITIONAL FINANCING, WHICH MAY NOT BE OBTAINABLE.

         As of December 31, 2003 we had a cash and cash equivalents balance of approximately $66,000 and working capital of approximately $220,000. We have historically needed to raise capital to fund our operating losses, and, although we raised approximately $2.6 million in net proceeds through a private sale of Common Stock and warrants in December 2003 and January 2004, our continuing losses require us to obtain additional working capital which we are seeking through bank loans and possible additional equity offerings. We may also need to raise additional capital to fund expansion of our business by way of one or more strategic acquisitions. There can be no assurance that we will be able to obtain any such capital on acceptable terms, if at all. If we are unable to obtain necessary working capital, we may be compelled to cease operations.

WE HAVE BEEN UNABLE TO MEET CERTAIN FINANCIAL COVENANTS UNDER OUR LOAN AGREEMENT AND ARE THEREFORE CURRENTLY UNABLE TO BORROW ADDITIONAL SUMS AND MAY BE REQUIRED TO REPAY THE AMOUNTS ALREADY OUTSTANDING.

         In July 2003 we entered into a loan agreement for a $1.0 million bank line of credit for working capital purposes with advances secured by our assets. We subsequently borrowed $300,000 under the line of credit, but, since September 2003, we have been in default because we have been unable to comply with certain financial covenants under the loan agreement and have been denied further borrowings. We can provide no assurance that the bank will continue to defer exercise of its right to accelerate repayment of the loan or that it will lend us additional amounts in the foreseeable future. We are seeking credit from other financial institutions for purposes of repaying the loan and obtaining additional working capital, but there is no assurance that we will be able to obtain an alternative source of financing.

THE PUBLIC OFFERING BY SELLING STOCKHOLDERS OF A LARGE QUANTITY OF OUR SHARES AS CONTEMPLATED BY THIS PROSPECTUS MAY ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK AND OUR ABILITY TO RAISE CAPITAL IN NEW STOCK OFFERINGS.

         As of March 4, 2004 there were 7,222,146 shares of our Common Stock outstanding, of which 3,751,467 shares were freely tradable (including shares tradable pursuant to Rule 144 under the Securities Act). The shares of Common Stock that may be freely offered for resale pursuant to this prospectus, including the shares issuable upon exercise of warrants, represent approximately 140% of our outstanding Common Stock and includes virtually all of the shares that were previously restricted from public sale. Efforts to sell all or a significant portion of these shares during a limited period pursuant to this prospectus could have a depressing effect on the market price of our Common Stock and could make it more difficult for us to raise capital through sales of our equity securities.

LIQUIDITY ON THE OTC BULLETIN BOARD IS LIMITED, AND WE MAY BE UNABLE TO OBTAIN LISTING OF OUR COMMON STOCK ON A MORE LIQUID MARKET.

         Our Common Stock is quoted on the OTC Bulletin Board, which provides significantly less liquidity than a securities exchange (such as the American or New York Stock Exchange) or an automated quotation system (such as the Nasdaq National or SmallCap Market). There is uncertainty that we will ever be accepted for a listing on an automated quotation system or securities exchange.

OUR COMMON STOCK HAS BEEN THINLY TRADED, AND THE PUBLIC MARKET MAY PROVIDE LITTLE OR NO LIQUIDITY FOR HOLDERS OF OUR COMMON STOCK.

         Purchasers of shares of our Common Stock may find it difficult to resell their shares at prices quoted in the market or at all. There is currently a limited volume of trading in our Common Stock, and on many days there has been no trading activity at all. Due to the historically low trading price of our Common Stock, many brokerage firms may be unwilling to effect transactions in our Common Stock, particularly because low-priced securities are subject to an SEC rule that imposes additional sales practice requirements on broker-dealers who sell low-priced securities (generally those below $5.00 per share). We cannot predict when or whether investor interest in our Common Stock might lead to an increase in its market price or the development of a more active trading market or how liquid that market might become.

OUR STOCK PRICE MAY BE PARTICULARLY VOLATILE, WHICH COULD RESULT IN SUBSTANTIAL LOSSES FOR PURCHASERS OF OUR COMMON STOCK.

         The relative illiquidity of trading in our Common Stock makes it particularly susceptible to price volatility which could cause purchasers of our Common Stock to incur substantial losses. Among factors that could cause significant fluctuation in the market price of our Common Stock are the following:

     o an increase in the volume of public resales of our Common Stock pursuant to this prospectus;
     o    changes in market valuations of similar companies;
     o announcements by us or our competitors of new or enhanced products, technologies or services or significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;
     o    regulatory developments;

     o    additions or departures of key personnel; and

     o deviations in our results of operations from the estimates of securities analysts.

WE DEPEND HEAVILY ON OUR SENIOR MANAGEMENT WHO MAY BE DIFFICULT TO REPLACE.

         We believe that our future success depends to a significant degree on the skills, experience and efforts of Michael Liddle, our Chief Executive Officer, who joined us on January 1, 2004, and Jerry Steckling, our Vice President, Advanced Technology and Chief Technology Officer, who joined us on January 7, 2004. While they have incentives to remain with the Company, there is no assurance that they will do so.

IMPROVEMENT IN OUR BUSINESS DEPENDS ON OUR ABILITY TO INCREASE CONSUMER DEMAND FOR OUR PRODUCTS AND SERVICES AND HOME BUILDER PARTICIPATION IN OUR MARKETING PROGRAMS.

         Unless and until otherwise motivated by consumer demand, additional home builders may be unwilling to introduce or bear the costs of offering our systems to new home purchasers. Adverse events or economic or other conditions affecting markets for new homes, potential delays in product development, product and service flaws, changes in technology and the availability of competitive products are among a number of factors that could limit home builder and consumer demand for our products and services.

IF OUR NAME DOES NOT ACHIEVE AND MAINTAIN BROAD MARKET RECOGNITION, WE MAY FAIL TO MAINTAIN OR INCREASE OUR MARKET SHARE.

         We believe that brand recognition is important to our marketing efforts and we have spent substantial amounts to promote our name. These efforts and expenditures may not have achieved their objective or, even if our brand becomes more generally known, may not result in a recovery of advertising and promotional expenses or in any significant market penetration or increase in revenues.

A THIRD PARTY HAS ASSERTED THAT OUR USE OF THE HOME DIRECTOR NAME IN CONNECTION WITH THE MARKETING OF CERTAIN OF OUR PRODUCTS VIOLATES CERTAIN TRADEMARK AND CONTRACTUAL RESTRICTIONS. IF THIS CLAIM WERE TO BE RESOLVED ADVERSELY, WE COULD BE COMPELLED TO PAY ROYALTIES OR DAMAGES AND/OR LIMIT OR DISCONTINUE USE OF THE NAME AS A TRADEMARK.

         In June 2003, we received written notice from a third party alleging that we had breached the terms of an agreement by using the "Home Director" mark without displaying a distinctive corporate identifier in connection with some of our products. We have taken what we believe is appropriate remedial action and do not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against us. If any such litigation should be resolved adversely, we could be compelled to pay damages and/or royalties to the third party for our use of the Home Director name and/or to limit or discontinue its use as a trademark. Any significant limitations on our use of the Home Director name could adversely impact our marketing program and our efforts to establish brand recognition.

WE ARE DEPENDENT ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF HOME BUILDERS IN LIMITED GEOGRAPHICAL AREAS FOR A MATERIAL PORTION OF OUR REVENUES.

         Our home networking systems installation business accounted for approximately 73% of our total revenues in 2003, and one home builder accounted for approximately 49% of this revenue. Our penetration of the new home market represents a small percentage of all new homes constructed by the home builders that we have relationships with. Loss or reduction of demand or increased pricing pressure from any of these builders could adversely affect our revenues and our ability to achieve profitability.

THE SEARS CONNECTED HOME PROGRAM, WHICH IS AN IMPORTANT ELEMENT OF OUR BUSINESS PLAN, COULD BE DISCONTINUED BY SEARS AT ANY TIME.

         A significant portion of our current marketing and sales efforts and expectations is focused on the relatively new Sears Connected Home program. The program is directly tied to our relationship with Sears, which is promoting the program through its extensive marketing and distribution facilities and resources. Failure or discontinuance of the program would have an adverse impact on our marketing and sales activities and could compel us to seek other financial and distribution resources to support these activities. There is no assurance that we could obtain any such alternative resources.

OUR BUSINESS IS TIED TO THE NEW HOUSING MARKET, WHICH IS INHERENTLY CYCLICAL, SEASONAL AND SUBJECT TO CONTINUING UNCERTAINTIES.

         Our business is directly related to the level of housing starts, especially in those areas where we operate our systems installation business. The housing industry is cyclical, and our revenues from new residential installations will be affected by factors that affect the housing industry, both generally and in the limited areas where we operate. The home building market is also seasonal in many areas of the United States. As a result of all or any of these factors, our revenues and operating results may fluctuate from period to period.

REGULATORY CONSTRAINTS ON THE HOME CONSTRUCTION INDUSTRY MAY NEGATIVELY AFFECT OUR BUSINESS.

         The home construction industry is subject to various local, state and federal laws and regulations. Sales of our products may be adversely affected by periodic delays in homebuilding projects for a variety of regulatory reasons, including factors relating to local and regional environmental and infrastructure conditions and tax and assessment issues which may delay or halt construction or increase the costs of home development and decrease potential sales of our products.

THE MARKET IN WHICH WE OPERATE IS HIGHLY COMPETITIVE AND SUBJECT TO RAPID TECHNOLOGICAL AND OTHER CHANGES.

         The market for home technology products is highly competitive and subject to rapid technological and other changes. Price competition has adversely affected our revenues and margins in the recent past. Many of our current and potential competitors have significantly greater financial, technical, marketing and other resources and significantly greater name and brand recognition than we have. Many of them also have well-established relationships with current and potential distributors of our products. All or any of these factors may limit or prevent any further development of our business and our ability to achieve profitability. We believe that in order to remain competitive, we will need to respond to frequent and rapid changes in technology and industry standards affecting the market for our products. For a variety of reasons, including lack of financial, technological and proprietary resources, we may fail to recognize or be unable to respond to these changes in a timely or cost-effective manner. We may also encounter capabilities or technologies developed by others that render our products obsolete or not competitive.

OUR NETWORKING HARDWARE AND SOFTWARE PRODUCTS MAY, FROM TIME TO TIME, SUFFER FROM DESIGN OR MANUFACTURING DEFECTS WHICH COULD ADVERSELY AFFECT OUR REPUTATION AND BUSINESS.

         Our networking software products are complex. Errors by us or our suppliers could result in software, design or manufacturing defects that could be difficult to detect and correct. Any such defects could adversely impact market interest in or demand for our products and our reputation, credibility and relationships with home builders, current and prospective distributors and consumers. Despite our efforts and testing, our products (including new products and enhancements) may be susceptible to flaws or performance degradation, which could result in:

     o    loss of or delay in revenue;
     o    loss of market share;
     o    failure to achieve market acceptance;
     o    adverse publicity;
     o    diversion of development resources;
     o    claims against us by customers; or
     o    injury to our reputation.

WE MAY BE EXPOSED TO SIGNIFICANT COSTS OF DEFENSE AND DAMAGES IN LITIGATION STEMMING FROM PRODUCT LIABILITY AND RELATED CLAIMS.

         In spite of our best efforts, we may become subject to claims that give rise to litigation resulting from the installation of our products and those of other manufacturers in a consumer's premises. While we carry insurance that we believe is adequate to cover our potential exposure in these matters, the possibility exists that we may become subject to claims in amounts or for reasons that are outside the scope of our insurance coverage. Litigation involving personal injury or loss of life could lead to awards of enormous sums, which could exceed our insurance coverage and force us to liquidate or seek bankruptcy protection.

OUR TECHNOLOGY, WHETHER OR NOT PATENTED, MAY BE VULNERABLE TO MISAPPROPRIATION BY OUR COMPETITORS AND THE EFFECTS OF COMPETITIVE, NON-INFRINGING TECHNOLOGY.

         We own or have rights to use proprietary technology that we believe affords us a current competitive advantage. This technology is not, however, fully protected from infringement by competitors or from their introduction of non-infringing technologies. Our patent rights and the additional steps we have taken to protect our intellectual property may not be adequate to deter misappropriation, and our proprietary position remains subject to the risk that our competitors will independently develop non-infringing technologies that are substantially equivalent or superior to our technologies.

WE MAY BE SUBJECT TO THE COSTS AND RISKS OF CLAIMS FOR PATENT AND/OR TRADEMARK INFRINGEMENT ASSERTED AGAINST US BY OTHERS.

         We remain subject to the risk that third parties will assert infringement claims against us that will result in costly litigation, require us to redesign infringing products or obtain a license to use the intellectual property of third parties. Such licenses may not be available on reasonable terms or at all. Any intellectual property claims resolved against us (including the trademark-related claim against us for use of the Home Director name) could adversely affect our ability to continue in business.

OUR ABILITY TO OPERATE AND COMPETE EFFECTIVELY REQUIRES THAT WE HIRE AND RETAIN SKILLED TECHNICAL PERSONNEL, WHO, FROM TIME TO TIME, HAVE BEEN IN SHORT SUPPLY AND MAY BE UNAVAILABLE TO US WHEN WE NEED THEM.

         Our business requires us to be able to continuously attract, train, motivate and retain highly skilled employees, particularly engineers and other senior technical personnel. Our failure to attract and retain the highly trained technical personnel who are integral to our sales, development and service teams may limit the rate at which we can generate sales and develop new products or product enhancements. Our inability to attract and retain the individuals we need could adversely impact our business and our ability to achieve profitability.

OUR INSTALLATION BUSINESS REQUIRES US TO HIRE, TRAIN AND RETAIN INCREASING NUMBERS OF SKILLED TRADESMAN, BUT WE MAY PERIODICALLY BE UNABLE TO DO SO IN THE LABOR MARKETS IN WHICH WE OPERATE.

         We must continue to attract, train, motivate and retain highly skilled tradesmen at competitive wage rates, to install and service our systems. Qualified skilled tradesmen are scarce and in great demand throughout the construction industry and particularly in the geographic areas where our systems installation activities are currently conducted. Our inability to attract and retain necessary skilled personnel, when we need them and at rates we can afford, could adversely impact our business and our ability to achieve profitability.

WE HAVE PREVIOUSLY ISSUED A SUBSTANTIAL NUMBER OF OPTIONS AND WARRANTS WHICH REMAIN OUTSTANDING. THE EXISTENCE OF SUCH OPTIONS AND WARRANTS MAY HAVE A DEPRESSING EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK AND IMPAIR OUR ABILITY TO RAISE ADDITIONAL CAPITAL, WHILE ANY EXERCISE OF SUCH OPTIONS AND WARRANTS WILL DILUTE THE INTERESTS OF THE HOLDERS OF OUTSTANDING COMMON STOCK.

         There are outstanding options and warrants (including those held by the selling stockholders) to purchase approximately 7,965,096 shares of Common Stock at exercise prices ranging from $0.36 to $453.56 per share, as compared to a total of only 7,222,146 shares of Common Stock currently outstanding. Such options and warrants will likely be exercised, if at all, only at times when the exercise or strike price thereunder is lower than the market price of our Common Stock. While some of these options and warrants are largely valueless and unlikely to be exercised prior to their expiration, there remains a significant overhang of options and warrants exercisable at more modest prices (approximately 7,215,992 shares of Common Stock at exercise prices ranging from $0.36 to $10.89 per share). The existence of these options and warrants may have a depressing effect on the market price of our Common Stock and may impair our ability to raise additional capital through sales of our Common Stock or adversely affect the terms of any such sales. The exercise of such options and warrants (including by cashless exercise, where permitted) may result in dilution of the relative interests of holders of our Common Stock in our stockholders equity and earnings, if any.

                         CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

         This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management and information currently available to management. The use of words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, indicates a forward-looking statement.

         Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements. Many of the factors that will determine these results are beyond the ability of Home Director to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements, which speak only to the date made. For those statements, Home Director claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

         For a discussion of some of the factors that may cause actual results to differ materially from those suggested by the forward-looking statements, please read carefully the information under "Risk Factors" beginning on page 4.

         The identification in this document of factors that may affect future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty.

         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information different from that contained in this prospectus. Neither the delivery of this prospectus nor the sale of Common Stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these securities in any circumstances under which the offer or solicitation is unlawful.

                                 USE OF PROCEEDS

         There will be no proceeds to the Company from the sale of shares of Common Stock by selling stockholders in this offering. The Company may receive up to approximately $7,639,494 from the sale of Common Stock to selling stockholders for resale in this offering pursuant to the exercise of outstanding warrants (assuming that warrants having an exercise price exceeding the closing bid price for our Common Stock on March 4, 2004 will not be exercised and that there will be no "cashless" exercise of warrants). We intend to use any proceeds from the exercise of warrants for working capital purposes.

                          MARKET PRICE OF COMMON STOCK

MARKET INFORMATION

         Our Common Stock is quoted on the OTC Bulletin Board under the symbol HMDR. Prior to the merger, Netword's Common Stock was quoted on the OTC Bulletin Board under the symbol "NTWD".

         The following approximate high and low bid information for the Common Stock is as reported by the OTC Bulletin Board. The prices stated represent inter-dealer quotations, which do not include retail mark-ups, mark-downs or commissions. Such prices do not necessarily represent actual transactions. The high price during the fourth quarter of 2002 (and all periods thereafter) reflects a one-for-40 reverse split of our Common Stock on December 19, 2002.

         As of March 3, 2004, there were approximately 825 holders of record of our Common Stock.


                                                                PRICE
                                                                -----
                                                            HIGH     LOW
                                                            ----     ---

         2002
               First quarter........................       $0.14   $0.07
               Second quarter.......................        0.12    0.06
               Third quarter........................        0.09    0.04
               Fourth quarter.......................        8.00    0.04

         2003
               First quarter........................        8.00    2.85
               Second quarter.......................        3.00    1.50
               Third quarter........................        2.10    0.75
               Fourth quarter  .....................        1.50    0.85


DIVIDENDS

         We have not paid any cash dividends on our Common Stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, our loan agreement prohibits the payment of cash dividends. The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         As a result of the merger, on December 19, 2002, HDT became our wholly-owned subsidiary, we changed our name from Netword, Inc. to Home Director, Inc., and the business of HDT became our only business. Since the former stockholders of HDT acquired a majority of our voting interests in the merger, the transaction was treated as a reverse acquisition, with HDT treated as the acquirer for accounting purposes. Accordingly, the pre-merger financial statements of HDT are our historical financial statements. At the time of the merger, Netword had no continuing operations and its historical results would not be meaningful if combined with the historical results of HDT.

         Our revenues consist primarily of revenues from the sale of home networking products and services. Home networking hardware is sold primarily to distributors for use by integrators who install the hardware in homes throughout the United States and Canada. The Company also provides installation services, primarily to the new home construction market, in California, Florida, Colorado and, since early 2004, Texas.

         Research and development expenses consist primarily of salaries and related personnel expenses, subcontracted research expenses, and technology license expenses. As of December 31, 2003, all research and development costs had been expensed as incurred. We believe that continued investment in research and development is critical to attaining our strategic objectives, and we expect such expenses to increase during 2004.

         General and administrative expenses consist primarily of expenses for executive, finance and administrative personnel, professional fees, and other general corporate expenses. As we add personnel and incur additional costs related to the growth of our business, general and administrative expenses will also increase.

RECENT DEVELOPMENTS

         In December 2003 and January 2004, we raised gross proceeds of $3,226,315 in a private sale of units consisting of 3,470,679 shares of Common Stock and warrants to purchase 3,470,679 shares of Common Stock. In addition, we issued warrants to purchase 1,388,270 shares of Common Stock to the placement agent in this transaction. Net proceeds of the sale were approximately $2,600,000.

         In July 2003 we entered into a Loan and Security Agreement with Venture Banking Group, a division of Cupertino National Bank, providing for a revolving line of credit to the Company of up to $1,000,000. We subsequently borrowed $300,000 under the line of credit, but, since September 2003, we have been unable to comply with certain financial covenants under the loan agreement and have received default notices from the lender which has denied us further advances. On March 3, 2003, we signed a term sheet with a potential replacement lender for a proposed new line of credit of up to $750,000 at an interest rate of 10% per annum. However, we can provide no assurance that a definitive agreement will be entered into on the terms set forth in the term sheet or at all. See "Liquidity and Capital Resources."

         On April 17, 2003, we entered into an agreement with Sears, Roebuck & Co., pursuant to which we are currently expanding a strategic marketing relationship with Sears called the Sears Connected Home program. This program began as a pilot program in Florida in 2002 and, under the terms of the agreement with Sears, is being implemented by Sears, with our support, on a national basis. For a description of the agreement with Sears and the Sears Connected Home program, see "Business."

         During 2003, we signed new contracts to provide networking solutions and services to Shea Homes, Bright Development, SummerHill Homes, Richmond American Homes-Los Angeles Division, Greystone Homes, Cobblestone Homes, Jonathan Homes and Beazer Homes. During the fourth quarter of 2003, we opened an office in Colorado Springs, Colorado where our first customer was Classic Homes.

         While we expect revenues to stem from these new agreements and the commencement of operations in Colorado, we can provide no assurance that any of the relationships contemplated by these agreements or the new office will continue or will result in any increase in our total revenue.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. We believe the following critical accounting policies, which have been discussed by senior management and our audit committee, have significant effect in the preparation of our consolidated financial statements.

         Revenue Recognition. We generally recognize product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is reasonably assured. The Company accrues for sales returns, rebate programs and warranty costs based on its experience. We also recognize revenue using the percentage of completion method on installation projects, primarily by comparing contractual billing milestones with total contract value. Accounting for revenue from services, payment of upfront fees, and achievement of contract-specific milestones involves management making assessments of business conditions and estimates regarding timing and cost of work associated with the revenue. Over time, these estimates may be adjusted based on then-current circumstances, such as changes in contract amounts, resulting in adjustment to revenues. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are identified.

         Allowance for Doubtful Accounts. Accounts receivable are unsecured and we maintain allowances for doubtful accounts for estimated losses from customers' inability to make payments. We assess each account that is more than 90 days delinquent or others when information known to us indicates amounts may be uncollectable; in order to estimate the appropriate level of the allowance, we consider such factors as historical bad debts, current customer credit worthiness, changes in customer payment patterns and any correspondence with the customer. In 2003, we experienced losses, or recorded provisions for potential losses, totaling $373,000, or 4% of revenues. If the financial condition of our customers were to deteriorate and impair their ability to make payments, additional allowances might be required in future periods.

         Inventory. We present inventory value at the lower of cost or market and net of valuation allowances for excess and obsolete units. Establishing this reserve requires estimates of sales volumes and pricing. In 2003, we recorded expenses for disposal of or provision for obsolete inventory, totaling $956,000, or 10% of revenues. The obsolete inventory was acquired primarily in 2000 and 2001, and we anticipate that the level of these expenses and write-downs will be lower in future periods. To the extent that we are not able to correctly anticipate these trends, additional reserves may be required in future periods.

         Intangible Assets - Goodwill. Intangible assets include costs in excess of net assets acquired ("goodwill") and other purchased intangibles. The carrying amount of goodwill is reviewed annually. If this review indicates that goodwill will not be recoverable, the carrying amount of the goodwill will be reduced to its estimated fair value. This requires us to estimate such factors as future sales volumes and costs of business produced by these intangibles. To the extent that we are not able to correctly anticipate these trends, additional adjustments to estimated fair value of goodwill may be required in future periods.

         Valuation of Warrants and Other Equity Instruments. We have entered, and may continue to enter, into transactions whereby we grant warrants to purchase stock to non-employees. These transactions sometimes require us to determine the fair value of non-exchange traded instruments. The development of these fair values requires significant judgment and estimates by management. We disclose the principal assumptions used in determining these fair values in our financial statements and we believe these assumptions are reasonable. However, the use of different valuation models, or assumptions differing from ours, could cause materially different values to be assigned these instruments and could have a significant impact, positive or negative, on our reported results of operations. During 2003, we issued warrants in connection with our bank line of credit and certain agreements to provide investor relation services. See "Relationships and Transactions with Selling Stockholders." Expenses relating to the value of those warrants totaled $144,000.

RESULTS OF OPERATIONS

         Years Ended December 31, 2003 and 2002

         Our revenues are derived from the sale of home networking products and services. Revenues were $9,251,000 in 2003, compared to $10,447,000 in 2002, a decrease of 11%. The reduction was primarily attributable to reduced hardware sales in 2003 (from $4.3 million in 2002 to $2.5 million in 2003, or a reduction of 42%), partially offset by increased services revenues. During 2003, unit sales of hardware decreased by 20% (from 13.7 million units to 10.9 million units) and average hardware selling prices decreased by 27% (from $317 to $230). In addition, during the first two months of 2004, orders for hardware products decreased 57% as compared to the same period during 2003. Hardware sales accounted for 27% of revenues in 2003, as compared to 42% in 2002. The decline in hardware sales reflects several factors, including our strategic decisions to concentrate on cost reduction measures and the sale of hardware primarily through the still-developing Sears Connected Home program as well as price competition. Based upon increased price competition during 2003, we reduced our average hardware selling prices by 20% in the fourth quarter of 2003 as compared to the third quarter of 2003. Although we have limited ability to project future revenues from hardware sales since shipments are generally made in the same month orders are received, we expect pricing pressure to abate during 2004 as pricing stabilizes.

         On the services side, revenues increased by 11% in 2003 as compared to 2002. During 2003, we signed several new contracts to provide networking solutions to numerous home builders and, during the fourth quarter of 2003, we opened an office in Colorado Springs to provide networking solutions, with Classic Homes as our first customer. In the first two months of 2004, sales orders for home installation services increased by 37% as compared to the same period in 2003.

         Total costs and expenses were $14,170,000 in 2003, compared to $9,210,000 in 2002. The increase in 2003 was primarily attributable to the non-recurring nature of the gain of $4,516,000 from the extinguishment of certain liabilities in 2002 and the provision for abandonment of facility of $684,000, offset in part by reduced research and development expenses of $437,000, during 2003. Cost of revenues were $7,251,000, or 78% of revenues, in 2003 as compared to $7,021,000, or 67% of revenues, in 2002. Cost of revenues in 2003 were adversely affected by decreased average hardware selling prices and charges related to inventory. During the fourth quarter of 2003, we recorded expenses for disposal of or provisions for obsolete inventory of approximately $956,000. Factors leading to the charges in the fourth quarter included a decline in hardware sales which we believe was related principally to the technological obsolescence of certain inventory and our inability to compete with products of a more recent design. We believe that we may have increased future research and development expenses, resulting primarily from hiring additional engineering personnel and increased licensing costs as we plan to improve and broaden our product offerings. From time-to-time, we may incur additional professional fees and other costs in connection with possible future attempts to expand our product offerings.

         Our net loss in 2003 was approximately $4,986,000, as compared to a net loss of approximately $2,009,000 in 2002. The increase was primarily attributable to:

         o the fact that we had no extinguishment of liabilities in 2003 while we had a gain of $4.5 million from the extinguishment of certain liabilities in 2002;

         o other expenses (net) of $3,258,491 million associated with HDT's convertible notes that were retired on conversion in December 2002 (described below);

         o a provision of approximately $684,000 for abandonment of facility recorded in 2003; and

         o        the inventory charge of $956,000 recorded in 2003.

Years Ended December 31, 2002 and 2001

          Total revenues consisted of revenues from the sale of home networking products and services. Revenues were $10.4 million in 2002, compared to $13.2 million in 2001, a decrease of 21%. This decrease was due primarily to inventory shortages stemming from cash constraints that affected our relations with certain key vendors during the first half of 2002 and our inability to recapture or replace new home building projects and hardware business in the second half of that year.

         Total expenses in all categories decreased substantially in 2002 compared to 2001. For 2002 compared to 2001, cost of revenues decreased by approximately $1.8 million (or 20%) which was primarily attributable to decreased revenues. For 2002, general and administrative expenses decreased by approximately $2.2 million (or 41%), sales and marketing expenses decreased by approximately $3.5 million (or 60%) and research and development expenses decreased by approximately $5.4 million (or 88%). Cost reduction measures which contributed to these decreases included a reduction in headcount, a reduction in spending on new product development, a reduction in marketing and promotional expenses and a change in sales strategy for our products.

         Interest expense for 2002 was adversely affected by certain expenses related to HDT's sale of convertible notes. The charges included interest accrued on HDT's convertible notes, which were paid to investors by the issuance of shares of HDT's common stock immediately prior to the merger, and amortization of costs of the offering of the notes, which raised essential capital. All of the convertible notes were automatically converted into HDT common stock immediately prior to the merger. Although management views the underlying economic basis of issuance of convertible debt as a sale of HDT common stock, generally accepted accounting principles require the third-party costs associated with the convertible notes to be treated as fees paid for obtaining debt financing which are then amortized over the expected term of the financing, which was from the date of the issuance of the convertible notes through the date of the merger.

         We recognized a $4.5 million gain from the extinguishment of certain liabilities in 2002 as a result of a debt restructuring by HDT.

         Our net loss in 2002 was approximately $2.0 million, as compared to a net loss of approximately $30.4 million in 2001. The substantial improvement was primarily attributable to the items discussed above, the elimination of goodwill amortization as a result of a required change in accounting principle and the non-recurrence of various restructuring charges incurred in 2001.

LIQUIDITY AND CAPITAL RESOURCES

         As a result of our continuing losses, particularly during the fourth quarter of 2003, and our current inability to borrow additional funds under our bank line of credit, we face an acute shortage of working capital. We are addressing our working capital needs by seeking additional financing through a new bank line of credit that will enable us to pay our outstanding bank loan and obtain additional advances against our receivables and through additional sales of equity securities. On March 3, 2004 we signed a term sheet with a potential replacement lender for a proposed new line of credit of up to $750,000 at an interest rate of 10% per annum. However, we can provide no assurance that a definitive agreement will be entered into on the terms set forth in the term sheet or at all and even if such an agreement is entered into, we do not believe the financing contemplated by the term sheet will be adequate for our working capital needs beyond June 30, 2004. Our operations may suffer and may ultimately have to be discontinued if we are unable to obtain necessary financing on a timely basis.

         Historically our operations have never been self-sustaining, and we have financed our continuing operations through a series of private offerings of debt and equity and by obtaining advances under the bank line of credit. We cannot predict when, if ever, our business will produce sufficient cash to reduce or eliminate our dependence on external financing as our primary source of working capital.

Private Placement

         In December 2003 and January 2004, we raised gross proceeds of $3,226,315 in a private placement of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. Net proceeds of $1,740,000 was received in 2003 and is reflected in the balance sheet as of December 31, 2003, and the remaining net proceeds of $860,000 was received in January 2004. We paid the placement agent cash compensation of $370,000, which includes reimbursement for non-accountable expenses, and issued the placement agent five-year warrants to purchase 1,388,272 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share.

Loan Agreement

         In July 2003, we entered into a Loan and Security Agreement with Venture Banking Group, a Division of Cupertino National Bank, providing for a revolving line of credit of up to $1,000,000 at any time outstanding. Advances under the Loan Agreement are limited to 80% of our eligible receivables (as defined) and bear interest at the lender's prime rate plus 0.5% (4.5% as of March 1, 2004), subject to a minimum rate of 4.75%. Amounts owing under the Loan Agreement are secured by substantially all of our assets. As of December 31, 2003 and March 1, 2004, the balance outstanding under the Loan Agreement was $300,000.

         In October 2003 and again in February 2004, the lender notified us of the occurrence of an event of default under the Loan Agreement as a result of our failure to comply with certain financial covenants. Although the lender has not exercised its default remedies (which include the right to demand immediate repayment of the outstanding balance), it is not providing further advances.

Cash

         As of December 31, 2003, we had cash, cash equivalents, investments and interest receivable totaling approximately $66,000.

         Cash used in 2003 totaled $2.5 million. Of that amount approximately $730,000 was used for payments of fees for legal, accounting and financial advisory services in connection with the merger. The balance was primarily used to fund the cash operating loss ($3,752,000), a decrease in accounts payable and accrued expenses ($651,000) and an increase in accounts receivable ($226,000), offset in part by net proceeds from the issuance of Common Stock ($1,740,000) and net borrowings under the bank line of credit ($300,000).

         Net cash used in operating activities was $4.0 million for 2003 and $5.1 million for 2002. Net cash used for both periods in operating activities was primarily for funding of operating losses, increases in accounts receivable and payments to reduce accounts payable. Payments to reduce accounts payable in 2003 were primarily for legal and accounting fees of $480,000 related to the merger.

         Net cash used in investing activities was $98,000 for 2003. $873,000 of net cash was provided by investing activities for 2002. Cash was used in investing activities during 2003 primarily to purchase property and equipment. Cash was provided by investing activities during 2002 primarily from cash acquired in the merger.

         Net cash provided by financing activities was $1.6 million for 2003 and $6.2 million for 2002. Net cash provided by financing activities during 2003 resulted primarily from the proceeds received from the sale of Common Stock and warrants and borrowings under the bank line of credit, offset in part by the payment of a $250,000 fee to the Company's financial adviser in connection with the merger. The net cash provided by financing activities during 2002 was primarily proceeds from the issuance of HDT's convertible notes, which were converted into shares of our Common Stock in connection with the merger, offset in part by merger costs and payments to a related party.

Going Concern Considerations

         As a result of our losses from operations, default under the line of credit, dependence upon financing operations through a series of private offerings of debt and equity, and our uncertainty about the adequacy of funding during 2004, our independent auditors have included an explanatory paragraph in their report on the accompanying financial statements indicating there is substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

OFF BALANCE SHEET ARRANGEMENTS

         We have no off balance sheet arrangements.

                                    BUSINESS

         We design, manufacture, sell and install home networking solutions that can interconnect security systems, audio systems, video services, televisions, utilities, personal computers and the Internet. Our products are marketed primarily for installation in new homes. Customers for our home networking systems include some of the largest home builders in the United States, including KB Homes, Richmond America, DR Horton, Lennar and Arvida. Through our relationships and marketing arrangements with these and other home builders, we have direct access to home buyers that we use to facilitate additional sales of our products while the buyers are in the process of selecting options for their new homes. Our products have been sold to over 60,000 home owners in the United States and Canada.

         Our home networking solutions are intended to function as the electronic foundation for linked access to third-party services and technologies, including those that are currently available and those that may be offered in the future. Within a "connected" or "networked" home, our proprietary Network Connection Center can be used to interconnect a number of devices, appliances or gateways so they can be centrally controlled. With a properly featured Home Director system, a home owner can listen to music from speakers throughout the home, play different music in different areas of the home, view and manage digital photographs on television, network a number of computers within the home, remotely view other areas of the home, change or reconfigure telecommunications options within the home, and perform a variety of other automated functions.

         We believe that as information and telecommunications technology continue to develop and electronic access to entertainment and other content becomes increasingly a staple of contemporary culture, a home networking infrastructure that offers central and distributed access to information sources located throughout the home will become a virtually standard new-home feature. Based on this expectation, we have targeted the new home construction market and positioned our business to provide a cost-effective and flexible infrastructure option for the average new home buyer.

         Our business is channeled through several marketing programs.

         Since January 2001, we have generated sales of our networking systems and related products and services through direct involvement as integrators and installers of our systems, acting primarily as subcontractors for builders in their new home developments. In the local areas where we perform these services, we act as a single source supplier, participating directly in sales to consumers and offering assistance ranging from pre-sale design to post-installation support and including pre-packaged and custom options. We currently carry on these systems installation activities in California, Florida, Colorado and Texas.

           Through a strategic relationship with Sears, Roebuck & Co., we are now actively engaged with Sears in an important marketing initiative called the Sears Connected Home program. This marketing initiative began as a pilot program in Florida in 2002, and, under an agreement with Sears entered into in April 2003, we are now supporting Sears in the implementation of the Connected Home program on a national basis. The Sears Connected Home program is intended to capitalize on Sears' established reputation and contacts in the home building industry by offering builders a reputable single source for technology-based lifestyles options in their new home projects. Through the program, Sears offers builders a variety of home networking options, arranges for installation of selected network solutions through pre-certified local and regional integrators and provides quality assurances that differentiate its program from the limited local service typically available to developers. Home Director is the preferred product supplier for the Sears program and acts as an integrator for the program, primarily in areas where Sears has not yet certified other local service providers.

         Under the Sears program, Sears contracts with a builder for installation of home networking systems in the builder's new houses, typically in a multi-home development. Simultaneously, Sears contracts with one of its authorized integrators in the area (which may be Home Director or its Digital Interiors subsidiary in the regions where we operate) to fulfill the Sears contract with the builder. Under our agreement with Sears (which expires in April 2005), we are the preferred supplier of hardware products used in the home networking systems installed by Sears authorized integrators. Home Director products are supplied to these integrators (other than Home Director or its subsidiary) through an authorized Home Director distributor.

         Important aspects of the Sears Connected Home program include:

              o Sears' objective is to have the largest nationwide network of certified installers providing home networking solutions to the homebuilding industry. To this end, it has showcased the Connected Home program at major builders' expos and tradeshows.

              o Sears is already a leading supplier of appliances and other products for new homes and has an established reputation in the home-builder community and existing relationships with many home builders.

              o Sears certifies local integrators for the program based on a thorough approval process which requires both technical and financial qualification. Sears has received numerous applications for certification by integrators seeking to participate in the program and has granted a limited number of certifications.

              o The network of certified integrators offers home builders easy access to reliable and technically qualified installers who may otherwise be difficult to identify in a business that is characterized by the presence of numerous small independent concerns.

              o Home Director is the preferred supplier of home networking hardware products for the program. We expect that this status will facilitate increased sales of our products over the next several years as more certified integrators and builders join the program.

         The term of our agreement with Sears expires on April 17, 2005, subject to each party's right to terminate the agreement at any time, with or without cause and without penalty or liability, upon 120 days' notice. During the term of the agreement, we are prohibited from entering into similar agreements with other parties (except under certain specified circumstances).

         While we have high expectations for the Sears Connected Home program, we can provide no assurance that our strategic relationship with Sears will continue or that it will result in any increase in our revenue.

         We also continue to sell our hardware and software networking products throughout the United States and Canada to distributors primarily for resale to regional integrators and installers who carry out their own installation activities, frequently with our technical and training assistance.


INDUSTRY OVERVIEW AND MARKET OPPORTUNITY

             Target Market

              The new home construction industry offers the principal market for Home Director's products and services. An average of more than 1.5 million new homes (including residential apartment units) have been built in the United States during each of the past 10 years, and 1.6 million new homes were built in 2002. (Source: United States Bureau of the Census.) Based on our own experience, we believe that only a relatively small number of these new homes were built with electronic networking capabilities but that the percentage of new homes incorporating these capabilities has been increasing.

             Industry Evolution

              The market for solutions that will facilitate the distribution and control of data within the home is relatively new and we believe is still in an early stage of evolution. This market appears to be driven by a number of recent trends, including the following:

           o a demand for video, audio and voice capabilities throughout the home rather than in a single location;

           o the growing number of households with multiple personal computers and Internet capabilities;

           o      the rise in the number of people who work from home;

           o the increase in the availability of "last mile" high speed bandwidth, via cable modem, DSL and satellite;

           o      the proliferation of new technology and digital applications;

           o the expectation that devices and technology will perform multiple functions; and

           o the decreasing cost of relatively sophisticated home networking solutions.

OUR SOLUTION

         In our effort to exploit this evolving market, and by contrast to the many small-scale local businesses that offer limited low-tech network functions, we offer scaleable and upgradeable technology, established distribution channels, and, in sections of California, Florida, Colorado and Texas, and in other areas served by certified integrators of the Sears Connected Home program, a single-source for products and professional sales and service. We believe we address prospective obsolescence by providing a structured wiring infrastructure that handles multiple mediums, is scaleable and can be functionally upgraded by means of hardware and software. Our home networking solutions can be controlled from inside the home or remotely from web-access devices. We offer a full range of support from pre-sale design and installation to post-installation service, at prices we believe to be competitive. To meet a broad range of demand from entry level to custom homes, we employ standardized base packages or modules with a menu of functional add-ons or upgrades to provide a range of performance capabilities responsive to the individual consumer's budget and needs.

         Our home networking solutions enable shared high-speed Internet access, linked computer peripherals, centrally controlled home security systems, distributed entertainment content and other services and capabilities. These solutions allow home owners to access information and entertainment in any room in the home and centrally control their security, energy and lighting. We couple our networking hardware with scaleable and upgradeable proprietary software that delivers functionality and an intuitive "plug and play" user interface. Devices connected into our system can be controlled through television sets in the home or remotely by both wired and wireless web-access devices.

OUR PRODUCTS AND SERVICES

         Our home networking solution consists of structured wiring and proprietary hardware and software. This solution is based on our proprietary communications device, called the Network Connection Center, which has received awards from the National Association of Home Builders, Popular Science Magazine and the Home Automation and Networking Association. The Network Connection Center is a hardware installation offered in several configurations which houses structured wiring terminals and, in conjunction with applications software, connects and coordinates that includes all of the networked applications and devices within the home. The structured wiring infrastructure can be scaled to high or low capacity levels in accordance with specific builder or consumer requirements. The Network Connection Center can support a variety of hardware and software products to allow for the integration of "best of breed" technologies. With the Network Connection Center, we offer a menu of hardware and software add-ons and upgrades which determine the scope and capacity of each individual system. For example, our AudioZone is a home audio product that allows homeowners to distribute music over network wiring, and our WebPoint is a suite of wired and wireless computer networking and broadband Internet sharing products. The cost of a system varies depending on the size of the home and the number of selected features. Typically, the price to consumers of a complete, installed home networking solution ranges from $1,500 to $4,000, plus the cost of any audio, video, security and other peripheral components and systems, including speakers, which may be linked to the network and included in the installed package.

         Packages

         Our installed systems are currently offered to home builders in four distinct "packages". In planning a new-home development, a participating builder selects and purchases the package that affords the performance capabilities it believes will best suit the kind and style of homes it plans to build. Every package incorporates our proprietary Network Connection Center. All packages include high performance cables which replace traditional telephone and television wiring. Outlets are installed throughout the home in appropriate configurations to accommodate specific technologies and services to be connected and integrated. The four packages now offered are as follows:

          o Starter Package - appropriate for smaller homes and multi-dwelling units.

          o    Basic Package - includes video amplification capabilities.

          o Personal Package - features additional locations to accommodate automation and security accessories and has premium video amplification and distribution capabilities.

          o Signature Package - features additional locations for routers, cable modems, DSL modems, security circuit boards and other accessories.

SALES AND MARKETING STRATEGY

         We currently target our products and services primarily to the new home market. Our systems involve in-wall construction activities and are therefore inherently more expensive and inconvenient to install in existing residences than in new homes under construction. To reach the new-home market, we concentrate our marketing efforts on creating and enhancing relationships with home builders and developers who have direct access to purchasers of new homes at the very time when they are making decisions regarding the design, function and financing of their new homes.

         We recognize an additional potentially huge market for network retro fitting of existing homes and businesses. We believe that custom retrofitting of existing homes currently represents a relatively insignificant segment of the overall market for home networking systems. We believe, however, that the development of this segment of the market must await the further development and improvement of existing wireless technologies which will make retro fitting economically feasible on a broader scale.

         Home Builders

         Our "Intelligent Home Marketing Program" is intended to standardize and streamline a home builder's sales, design, installation and customer support for our networking solutions. Using each participating builder's blueprints for a home development project, we recommend the most appropriate standard packages and application modules for potential buyers and identify standard locations for voice, video, data, security and home management features within the framework of the overall designs contemplated by the blueprints. We display our products and systems in the builder's showroom or model, where a sales representative is available to consult with each home buyer at the same time the buyer is selecting other home options, such as cabinets, carpeting and tile.

         We currently have joint marketing relationships with home builders in parts of California, Florida, Colorado and Texas. Subject to demand, the availability of capital and the requirements of the Sears Connected Home Program, we may establish similar relationships with builders in other geographic areas. In our existing relationships, we try to obtain the builder's commitment to purchase and include a home networking package in all of the housing units within a new-home development. With this commitment, we receive revenue from each home built in the development, based on the package selected by the builder, and further revenue from sales of add-ons, upgrades and application modules selected by individual home buyers.

         We believe our home networking solutions are flexible enough to accommodate builders' requirements for virtually all levels of housing units, including production, semi-custom and custom homes. Builders of production and semi-custom homes provide high-volume deployment of our networking infrastructure and products and services. Builders of custom homes provide early deployment of new technology in high-end home solutions and tend to yield useful feedback for future product and service offerings.

         Builders generally are interested in including home networking packages in their new home developments for a variety of reasons which may include any of the following:

         o The home networking package is marked up and included in the gross sales price of each home and therefore represents an incremental item of net revenue to the builder.

         o The package represents a relatively inexpensive value enhancement to prospective home buyers, particularly younger buyers who have grown up with newer communications technologies, and increases the marketability of a new home.

         o Inclusion of a network package facilitates sales of video, security, telecommunications and other applications which represent further potential net revenue to the builder.

         o Consumer demand and competition from other builders make it essential.

         Distributors

         We also sell our products to distributors in the U.S. and Canada who stock our line of home network hardware products and related software and sell them primarily to regional installers and integrators or home builders. To support this business, we offer technical assistance and training to our distributors and their customers.

MANUFACTURING

         Our employees design the hardware and software components that are offered as options within our Network Connection Centers. Hardware components are manufactured to our specifications by several third party suppliers in the United States and abroad. We are not currently dependent upon any single supplier, and we believe that alternative manufacturing sources would be readily available without material delay in the event of the interruption of supplies from any of our current sources.

INTELLECTUAL PROPERTY

         We own or have rights to use proprietary technology that we believe afford us a current competitive advantage. We have filed and intend to continue to file patent applications on various technologies in the United States and have obtained two patents. We have also licensed intellectual property from several companies, including major computer and communications manufacturers. We also rely on a combination of trade secret, copyright and trademark law, nondisclosure agreements and technical measures to protect our proprietary technology. We have four trademarks registered and seven trademarks pending in the United States, as well as trademarks registered in other countries.

         We have received written notice from a third party alleging breach of contract and violation of trademark law in connection with our use of the "Home Director" trademark. We have taken what we believe is appropriate remedial action and do not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against us. If any such litigation should be resolved adversely, we could be compelled to pay damages and/or royalties to the third party for our use of the Home Director name and/or to limit or discontinue its use as a trademark. Any significant limitations on our use of the Home Director name could adversely impact our marketing program and our efforts to establish brand recognition.

COMPETITION

         Our competitors are rapidly changing. They currently include domestic and foreign manufacturers of competitive products and local and regional systems integrators who piece together and install products and services from disparate hardware, software and residential gateway providers. Other competitors are businesses that offer various aspects of home networking using a home's existing electrical wiring or wireless home networking for data connectivity.

         In the production and marketing of hardware for networking installations, our principal competitors include OnQ Technologies, Inc., Leviton, USTec, and LifeStyle Innovations, Inc.

RESEARCH AND DEVELOPMENT

         Our expenses related to research and development activities were approximately $6,087,067 in 2001, $714,804 in 2002, and $277,631 in 2003. We
expect our expenses for research and development to increase in 2004 and subsequent years as we seek to develop new and improved products to enhance our competitive position and the adaptability of our networks to more complex applications.

EMPLOYEES

         As of March 4, 2004, we had approximately 90 full-time employees, 60 of whom are located in California, 14 in Colorado, 10 in Florida and three in each of North Carolina and Texas. Of our total workforce, 28 are engaged in business development, product research and development, finance and administration, and the balance in operations. None of our employees is covered by a collective bargaining agreement, nor have we experienced any work stoppages. We believe that our relations with our employees are good.

DESCRIPTION OF PROPERTY

         Our corporate headquarters are located in Livermore, California. The Livermore facility has 11,470 square feet and is also used as our northern California service center and for general warehouse storage. Our sublease for the Livermore facility expires in 2008 and requires average monthly lease payments of $14,390. We expect that we will need to seek additional corporate office space in or around Livermore during 2004. Based on the current market for office space in the area, we do not anticipate any difficulties in identifying and leasing sufficient space for our needs on appropriate terms in the foreseeable future.

LEGAL PROCEEDINGS

         On June 18, 2001, Point West Ventures, LP filed a complaint against HDT and Spencer Trask Ventures, Inc., the placement agent for HDT's convertible preferred stock financing, in New York Supreme Court. Point West, one of the investors in that financing, alleged misrepresentation in connection with that financing and sought recission of its $500,000 investment. Subsequent to the filing of the complaint, Point West was placed in receivership and the action was stayed and remains inactive. The receiver may determine to pursue the action at some future date.

         We are occasionally subject to legal proceedings and claims that arise in the ordinary course of our business. It is impossible for us to predict with any certainty the outcome of pending disputes, and we cannot predict whether any liability arising from pending claims and litigation will be material in relation to our consolidated financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table provides information about our directors and executive officers. The term of each director expires at our next annual meeting of stockholders. All of our executive officers are appointed by our Board of Directors and hold office until our next annual meeting of stockholders or until replaced at the discretion of our Board of Directors.

  NAME                                  AGE   POSITION
  ----                                  ---   --------
  Michael Liddle                        37    President, Chief Executive
                                              Officer and Director
  Daryl Stemm                           43    Chief Financial Officer and
                                              Secretary
  Jerry Steckling                       53    Vice President, Advanced
                                              Technology and Chief Technology
                                              Officer
  Ezra P. Mager                         62    Chairman of the Board of Directors
  Kent M. Klineman                      71    Director
  Stephen B. Ste. Marie                 54    Director
  Michael L. Wise                       60    Director

         Michael Liddle became our Chief Executive Officer as of January 1, 2004 and President and a director on March 3, 2004. From May 2002 to December 2003, Mr. Liddle was Managing Director of VBO Holdings, LLC, a consulting firm specializing in growth strategies for undervalued public software companies. From August 2001 to April 2002, he was President of Universal Internet, an internet service provider, and from November 2000 to August 2001, he was Managing Director of VBO Partners, LLC, a financial consulting firm. From August 1999 to November 2000, he was Executive Vice President and Chief Operating Officer of Eyematic Interiors. Prior to that, Mr. Liddle was principal of Emerging Technology Partners, a firm providing strategic direction to venture capitalists and early-stage companies. Mr. Liddle received a B.A. in Economics from the University of California, San Diego.

         Daryl Stemm became our Chief Financial Officer and Secretary upon the merger. He has been Director of Finance of HDT since January 2001. Prior to joining HDT, Mr. Stemm was Director of Finance of Digital Interiors, Inc. (now our wholly-owned subsidiary) from January 2000 to December 2000. From June 1998 to December 1999, Mr. Stemm was Director of Finance and Administration of Amazing Smart Card Technologies, and from September 1989 to May 1998 he was Chief Financial Officer and Controller of Catalyst Semiconductor, Inc. Mr. Stemm received a B.A. in business economics from the University of California, Santa Barbara.

         Jerry Steckling became our Vice President, Advanced Technology, and Chief Technology Officer as of January 7, 2004. From June 1997 to November 2002, Mr. Steckling was the Chief of Acoustical Engineering at Skywalker Sound, a division of Lucas Digital Ltd.

         Ezra P. Mager has been a director of the Company since April 28, 2003 and Chairman of the Board since March 3, 2004. Since March 1998 he has been President of The Torrey Funds, a New York based investment fund that invests in hedge funds. He is a director of Casabyte, Inc., a manufacturer of cell phone reliability testing equipment, and Close-Call America, a provider of local, long distance and cellular telephone services. Mr. Mager was a founding member of Furman Selz, an investment banking firm. He received a B.A. from Cornell University and an M.B.A. from Harvard Business School.

         Kent M. Klineman became an officer of Netword LLC (Netword's predecessor) in December 1996, a manager of that entity in 1997, and a director and officer of Netword at its inception in 1999. He continued to serve as a director and officer of Netword until the merger in December 2002 and has served as a director of the Company since the merger. Since 1994, he has owned and operated Klineman Holding Corp., a New York venture capital firm. He is also Chairman of the Board of Business Alliance Capital Corp., a commercial finance company, and a manager of UV Equities LLC, a private investment fund, and a managing partner of Eagle Pass Ranch L.P., a South Dakota cattlebreeding ranch. Mr. Klineman is a graduate of Dartmouth College and Harvard Law School and holds a masters degree in taxation from N.Y.U. Law School's graduate tax program.

         Stephen B. Ste. Marie became a director of the Company upon the merger and has been a director of HDT since January 2001. He is a founding partner of Comstock Capital Partners LLC, a private equity firm. From March 2001 until July 2002, he was President and Chief Operating Officer of Intertainer, an Internet Protocol and cable entertainment-on-demand service. From July 1998 until October 2000, he was Chief Executive Officer of CareerPath.com. Prior to that, he helped launch DIRECTV Inc. where he served for six years as Senior Vice President. Mr. Ste. Marie also previously served as Senior Vice President at American Television and Communications Corporation (now Time Warner Cable). Mr. Ste. Marie earned his M.B.A. at Pace University and a B.S. in industrial management at the Georgia Institute of Technology.

         Michael L. Wise became an officer of Netword LLC (Netword's predecessor) in December 1996, a manager of that entity in 1997, and Chairman of the Board, President and Chief Executive Officer of Netword at its inception in 1999. He continued to serve in those capacities until the merger in December 2002 and has served as a director of the Company since the merger. Mr. Wise was a director from 1999-2002 of Finelot plc, which was in the art and antique auction business. He has been a director since 1996 of Chesapeake Composites Corp, a private company in the composite metals business. Mr. Wise has been a director of nStor Technologies, Inc., a manufacturer of RAID subsystems and information storage solutions, since 1988. Mr. Wise served as Chairman of the Board and an officer of nStor Technologies, Inc. from 1992 to 1997. He founded IMNET Systems, Inc., an imaging and information solutions systems provider, and served as a director and officer of that company from 1986 to 1995. Mr. Wise has a Ph.D. in theoretical physics from Brandeis University.

EXECUTIVE COMPENSATION

Summary Compensation Table

         For the periods indicated, the following table sets forth the compensation we and our subsidiaries paid to our former Chief Executive Officer and our other executive officers whose total compensation for 2003 exceeded $100,000.


                                                 ANNUAL                                   LONG-TERM COMPENSATION
                                              COMPENSATION                                     COMPENSATION
                                          -------------------                           --------------------------

                                                                                                SECURITIES
NAME AND PRINCIPAL                                                                              UNDERLYING
POSITIONS                             YEAR             SALARY ($)          BONUS $                OPTIONS
--------------------------------   ----------    --------------------    -----------    --------------------------
Donald B. Witmer(1)                   2003            235,688             50,000(2)            180,000(3)
Chairman and Chief                    2002            303,202            100,000(4)              6,339
Executive Officer                     2001            270,675             48,125(5)              7,974

Robert N. Wise(6)                     2003             219,926              __                 180,000(7)
President and Chief                   2002             235,276              __                   4,305
Operating Officer                     2001               __                                        944

Daryl Stemm                           2003             100,848              __                  15,000
Chief Financial Officer and           2002             116,380              __                   4,134
Secretary                             2001             96,462               __                     325

------------------------------
(1) Mr. Witmer's employment terminated upon the expiration of his employment agreement on December 31, 2003. Michael Liddle was named Chief Executive Officer as of January 1, 2004. Mr. Liddle's employment agreement is described below.

(2)  Earned in 2002 and paid to Mr. Witmer in 2003.

(3) Of these options, 120,000 expired unexercised on December 31, 2003 upon the termination of Mr. Witmer's employment and the remaining 60,000 may be exercised by Mr. Witmer on or before March 31, 2004.

(4)  Paid to Mr. Witmer in connection with the merger.

(5)  Earned in 2001 and paid to Mr. Witmer in 2002.

(6) Mr. Wise resigned as President, Chief Operating Officer and a director on March 3, 2004. Mr. Wise is unrelated to Michael L. Wise, a director.

(7) Of these options, 60,000 expired unexercised on March 3, 2004 upon Mr. Wise's resignation and the remaining 120,000 may be exercised by Mr. Wise on or before March 3, 2005.

Option Grants in Fiscal 2003

         The following table summarizes stock options that were granted to the above named executive officers during 2003.




                                      NUMBER OF        PERCENTAGE OF TOTAL
                                     SECURITIES           TOTAL OPTIONS
                                     UNDERLYING            GRANTED TO
                                       OPTIONS              EMPLOYEES
NAME                                   GRANTED               IN 2003            EXERCISE PRICE          EXPIRATION DATE
-------------------------------   -----------------  ----------------------- -------------------   ----------------------
Donald B. Witmer                       180,000                33.2%                  $3.75               03/31/2004(1)

Robert N. Wise                         180,000                33.2%                   3.75               03/03/2005(2)

Daryl Stemm                            15,000                 2.8%                    3.75               01/16/2013

---------------

(1) Mr. Witmer's employment terminated upon the expiration of his employment agreement on December 31, 2003. As of that date, Mr. Witmer held immediately exercisable options to purchase 73,718 shares of Common Stock. Under the terms of HDT's Stock Incentive Plan (which governs Mr. Witmer's pre-merger options), options to purchase 13,718 shares expired on December 31, 2003, and under the terms of the Company's Amended and Restated Stock Option Plan (which governs Mr. Witmer's post-merger options), the remaining options to purchase 60,000 shares will expire unless exercised by Mr. Witmer on or before March 31, 2004.

(2) Mr. Wise resigned as President, Chief Operating Officer and a director on March 3, 2004. His options to purchase 67,834 shares of Common Stock expired unexercised as of March 3, 2004. Under the terms of a Separation and Release Agreement (described below), Mr. Wise may exercise options to purchase 120,000 shares of Common Stock at $3.75 per share on or before March 3, 2005.


Option Exercises in 2003

     The following table contains information about options exercised by our named executive officers during 2003 and the option values as of December 31, 2003.



                                                                                                         VALUE OF IN-THE-MONEY
                                                                    NUMBER OF SHARES UNDERLYING               OPTIONS AT
                             NUMBER OF                                UNEXERCISED OPTIONS AT               DECEMBER 31, 2003
                          SHARES ACQUIRED      VALUE REALIZED            DECEMBER 31, 2003             EXERCISABLE/UNEXERCISABLE
NAME                        ON EXERCISE         ON EXERCISE          EXERCISABLE/UNEXERCISABLE                (IN DOLLARS)
---------------------   --------------------  ------------------  ------------------------------  ----------------------------------

Donald B. Witmer                __                   __                  73,718/121,240 (1)                      --/--

Robert N. Wise                  __                   __                  67,834/120,000(2)                       --/--

Daryl Stemm                     __                   __                    7,622/11,837                          --/--

---------------

(1) Upon termination of Mr. Witmer's employment as of December 31, 2003, his options to purchase 13,718 shares of Common Stock expired unexercised. Mr. Witmer may exercise the remaining options to purchase 60,000 shares of Common Stock until March 31, 2004.

(2) Upon termination of Mr. Wise's employment on March 3, 2004, his options to purchase 67,834 shares of Common Stock expired. Under the terms of a Separation and Release Agreement (described below), Mr. Wise may exercise options to purchase 120,000 shares of Common Stock until March 3, 2005.


Employment Contracts and Termination of Employment and Change-in-Control Arrangements

         Michael Liddle, Chief Executive Officer. Mr. Liddle is employed by the Company as its Chief Executive Officer under an employment agreement dated December 31, 2003, which expires on December 31, 2006, subject to automatic renewal for successive one-year terms unless terminated by the Company or Mr. Liddle prior to renewal. The agreement provides for an annual base salary of $216,000, subject to increase in the discretion of the Board of Directors. Mr. Liddle's annual base salary will increase to $300,000 if the Company achieves two consecutive profitable quarters, and he may be entitled to an annual cash bonus of up to 50% of his base salary, of which 75% is contingent upon the Company's achievement of certain targeted financial objectives approved by the Board of Directors and 25% is within the discretion of the Compensation Committee of the Board of Directors.

         In connection with his employment, Mr. Liddle was granted options to purchase 420,464 shares of Common Stock at $1.30 per share (the market price of the Common Stock as of the date of grant), vesting in 36 equal monthly installments commencing on January 31, 2004. The number of shares of Common Stock underlying these options represents 3% of the Company's issued and outstanding Common Stock and shares of Common Stock underlying "in-the-money" warrants as of January 21, 2004. In addition to this initial grant, Mr. Liddle is entitled to receive additional stock option grants (up to a total of 1.75% of the outstanding Common Stock and "in-the-money" warrants) at the end of 2004 and again at the end of 2005, if the Company achieves certain targeted financial objectives approved by the Board of Directors for each of those years.

         Under the terms of the Company's Amended and Restated Stock Option Plan, if Mr. Liddle's employment is terminated by the Company for cause, or if he terminates his employment without the Company's consent, his unexercised options will immediately expire.

         If Mr. Liddle's employment is terminated without cause, he will be entitled to receive his base salary (as paid to him during the preceding 12 months or any shorter period of his employment), plus any unpaid bonus earned in the calendar year preceding such termination. If Mr. Liddle has been employed for at least six months during the calendar year in which his employment is terminated without cause, he will be eligible to receive a pro-rata portion of any bonus earned during such year, based upon the Company's achievement of applicable performance targets and subject to the discretion of the Compensation Committee of the Board of Directors. Also, in case of termination of Mr. Liddle's employment by the Company without cause, (i) all of his unvested stock options will become and remain immediately exercisable until expiration of their respective terms and (ii) he will be entitled to receive benefits under the Company's employee benefit plans for up to 12 months after the termination date or until he obtains employee benefits in connection with new employment.

         Upon termination of his employment, Mr. Liddle will be subject to a two year restriction on certain activities that compete with the Company.

         Donald B. Witmer. Mr. Witmer was employed as our Chairman and Chief Executive Officer under an employment agreement that expired on December 31, 2003, at which time he resigned from these positions. All options to purchase shares of Common Stock granted to Mr. Witmer before the merger expired on December 31, 2003. On January 16, 2003, the Company granted Mr. Witmer options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share, of which 60,000 have vested and remain exercisable through March 31, 2004 and the other 120,000 terminated upon his resignation. Mr. Witmer resigned as a director of the Company on February 12, 2004.

         Robert Wise. On March 3, 2004, Mr. Wise resigned as the President, Chief Operating Officer and a director of the Company and entered into a Separation and Release Agreement with the Company. Under the terms of this agreement, the Company retained Mr. Wise as an independent consultant for a transition period of 30 days and the Company's obligation to employ Mr. Wise as its President and Chief Operating Officer under his Employment Agreement was terminated. We agreed to pay Mr. Wise (i) $10,000 during the transition period,
(ii) $50,000 upon his resignation, (iii) 2% of the Company's first year revenues derived from certain contracts and projects, and (iv) 1% of the Company's second year revenues derived from such contracts and projects. In addition, the Company agreed to continue to provide Mr. Wise with benefits under the Company's employee benefit plans until December 31, 2004 and to pay the remaining installments due under an automobile lease and the balance of the purchase price of the leased automobile upon expiration of the lease. The Company and Mr. Wise exchanged releases. Pursuant to his employment agreement, Mr. Wise remains subject to certain restrictions on his post-employment activities for up to 12 months after his resignation.

         All options to purchase shares of Common Stock granted to Mr. Wise before the merger expired upon his resignation. On January 16, 2003, the Company granted Mr. Wise options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share. Upon Mr. Wise's resignation, 60,000 of such options expired unexercised and under the terms of the Separation and Release Agreement, 120,000 of such options are exercisable through March 3, 2005.

Compensation of Directors

         As compensation for service to the Company, each director who is not an employee of the Company is entitled to receive (1) an annual fee of $12,000, (2) an additional fee of $1,000 for attendance at each meeting of the Board of Directors, and (3) $500 for attendance at each meeting of a committee of the Board of Directors (if such committee meeting is not on the same day as a meeting of the Board of Directors). Ezra P. Mager, the Chairman of the Board, is entitled to receive an annual fee of $50,000 for his services in that capacity. In addition, each non-employee director of the Company is entitled to receive an annual grant of non-qualified options to purchase 12,500 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On November 10, 2003, we entered into a Placement Agency Agreement with Spencer Trask Ventures, Inc. ("Spencer Trask"), under which we retained Spencer Trask as our placement agent for the private sale of Common Stock and warrants which took place in December 2003 and January 2004. Pursuant to the Placement Agency Agreement, we paid Spencer Trask cash compensation of $370,000, including reimbursement of its expenses. In addition, we granted Spencer Trask five-year warrants to purchase a total of 1,388,270 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. The shares underlying these warrants may be offered for resale pursuant to this prospectus.

         In connection with the merger, the Company agreed to include Michael L. Wise and Kent M. Klineman (who were officers and directors of Netword) in management's slate of nominees for director until December 19, 2005. In addition, certain former stockholders of HDT (now stockholders of the Company) agreed to vote all of their shares of Common Stock for Mr. Wise and Mr. Klineman as directors of the Company for up to two years after the merger.

         Prior to the merger, HDT entered into a Placement Agency Agreement with Spencer Trask, under which HDT retained Spencer Trask as placement agent for a private sale of HDT's convertible debt. HDT paid Spencer Trask cash compensation of $738,974, plus $213,550 as reimbursement for its non-accountable expenses, and granted Spencer Trask warrants to purchase shares of HDT common stock, now entitling the holder to purchase 1,463,316 shares of our Common Stock at $1.01 per share. The shares underlying these warrants may be offered for resale pursuant to this prospectus. Spencer Trask was granted the right, until December 19, 2003, to designate either a nominee or an adviser to the Company's Board of Directors. Ezra P. Mager was designated by Spencer Trask as its nominee, and he has been a director of the Company since April 28, 2003 and Chairman of the Board since March 3, 2004.

         On March 28, 2003, we entered into a Consulting Agreement under which we retained Spencer Trask as our non-exclusive corporate finance consultant, financial adviser and investment banker. Under this agreement, we agreed that until March 28, 2004, we would compensate Spencer Trask, in cash and/or warrants to purchase Common Stock, for advisory services in connection with acquisitions, mergers, combinations, private and public equity offerings, debt financing and other similar business transactions. No compensation has been paid under this agreement.

         On January 22, 2003, we transferred all of Netword's intellectual property to Rabbit Media, Inc. (then our wholly-owned subsidiary), and sold all of the stock of Rabbit Media, Inc. to Michael L. Wise, a director of the Company and former chief executive officer of Netword. As consideration for the sale, Mr. Wise agreed to (1) indemnify the Company against future claims related to the Netword intellectual property in the event that such claims are not discharged by Rabbit Media, Inc. and (2) pay the Company 10% of any consideration that he receives from any sale of the Rabbit Media stock on or before January 22, 2005.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information known to us with respect to the beneficial ownership of Common Stock held of record as of March 4, 2004, by
(1) all persons who are owners of 5% or more of our Common Stock, (2) each of our named executive officers, (3) each director, and (4) all of our executive officers and directors as a group.


NAME AND ADDRESS                                                NUMBER OF SHARES                 PERCENTAGE
OF BENEFICIAL OWNER                                           BENEFICIALLY OWNED         BENEFICIALLY OWNED

Mr. Kevin Kimberlin(1)
c/o Spencer Trask & Co.
535 Madison Avenue
New York, NY 10022                                                      3,391,340(2)                   32.6

Castlerigg Master Investments Ltd.
Citco Fund Services (Curacao) N.V.
Kaya Flamoyan 9, PO Box 812
Curacao P7                                                                702,576(3)                    9.3

Cedar Crescent Holdings, Ltd.
Shirlaw House
87 Shirley Street
Nassau, Bahamas C5 00000                                                  702,576(4)                    9.3

Kent M. Klineman
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                        89,334(5)                    1.2

Michael Liddle(6)
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                        46,720(7)                      *

Ezra P. Mager
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                        85,343(8)                    1.2

Jerry Steckling(9)
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                            --                         *

Stephen B. Ste. Marie
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                       13,327(10)                      *

Daryl Stemm
c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                       10,155(11)                      *

Michael L. Wise                                                           33,114(12)

                                       27

c/o Home Director, Inc.
2525 Collier Canyon Road
Livermore, CA 94551                                                       33,114(12)                      *

Robert N. Wise(13)
5569 Perugia Circle
San Jose, CA 95125                                                       142,293(14)                    1.9

Donald B. Witmer(15)
2006 Margot Place
San Jose, CA 95125                                                       103,297(16)                    1.4

Executive officers and directors as a group (9
persons)                                                                 538,583                        7.1

---------------------------

*  Less than 1%

(1) Spencer Trask & Co. is a Delaware corporation of which Mr. Kevin Kimberlin is the controlling stockholder. Spencer Trask Ventures, Inc. is a Delaware corporation and a wholly-owned subsidiary of Spencer Trask & Co. Spencer Trask Investment Partners, LLC is a Delaware limited liability company of which Mr. Kimberlin is the non-member manager. William P. Dioguardi is the president of Spencer Trask Ventures, Inc. and the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP, each a Delaware limited partnership. The mailing address of all of the foregoing entities is c/o Spencer Trask & Co., 535 Madison Avenue, New York, NY 10022.

(2) Based on information provided by Spencer Trask & Co. Includes (i) 8,727 shares of Common Stock held by Spencer Trask Ventures, Inc., (ii) 134,325 shares of Common Stock held by Spencer Trask Private Equity Fund I LP,
     (iii) 79,205 shares of Common Stock held by Spencer Trask Private Equity Fund II LP, (iv) 3,095,369 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Ventures, Inc. that are exercisable within 60 days, (v) 25,544 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Investment Partners LLC that are exercisable within 60 days, (vi) 24,085 shares of Common Stock that are issuable upon exercise of warrants held by Spencer Trask Private Equity Fund I LP that are exercisable within 60 days and (vii) 24,085 shares of Common Stock that are issuable upon exercise of warrants held by Spencer Trask Private Equity Fund II LP that are exercisable within 60 days.

(3) Represents 351,288 shares of Common Stock held by Castlerigg Master Investments Ltd. and 351,288 shares of Common Stock issuable upon exercise of warrants held by Castlerigg Master Investments Ltd. that are exercisable within 60 days.

(4) Represents 351,288 shares of Common Stock held by Cedar Crescent Holdings, Ltd. and 351,288 shares of Common Stock issuable upon exercise of warrants held by Cedar Crescent Holdings, Ltd. that are exercisable within 60 days.

(5) Includes 12,500 shares of Common Stock issuable upon exercise of options held by Mr. Klineman that are exercisable within 60 days and 17,615 shares of Common Stock issuable upon exercise of warrants held by Mr. Klineman that are exercisable within 60 days.

(6) Mr. Liddle was appointed Chief Executive Officer as of January 1, 2004 and has been a director and President since March 3, 2004. See "Management."

(7) Includes 46,720 shares of Common Stock issuable upon exercise of options held by Mr. Liddle that are exercisable within 60 days. Does not include 373,744 shares of Common Stock that are issuable upon exercise of options held by Mr. Liddle that are not exercisable within 60 days.

(8) Includes 12,500 shares of Common Stock issuable upon exercise of options held by Mr. Mager that are exercisable within 60 days.

(9) Mr. Steckling was appointed Vice President, Advanced Technology and Chief Technology Officer as of January 7, 2004. See "Management."

(10) Includes 13,327 shares of Common Stock issuable upon exercise of options held by Mr. Ste. Marie that are exercisable within 60 days.

(11) Includes 9,331 shares of Common Stock issuable upon exercise of options held by Mr. Stemm that are exercisable within 60 days. Does not include 10,128 shares of Common Stock that are issuable upon exercise of options held by Mr. Stemm that are not exercisable within 60 days.

(12) Includes 12,500 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days. Does not include 43,337 shares of Common Stock beneficially owned by Mr. Wise's spouse, of which he disclaims beneficial ownership.

(13) Robert N. Wise was President, Chief Operating Officer and a director of the Company until March 3, 2004. See "Management."

(14) Includes 120,000 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days and 5,498 shares of Common Stock issuable upon exercise of a warrant held by Mr. Wise that is exercisable within 60 days. All options held by Mr. Wise will expire on March 3, 2005 unless exercised on or before that date.

(15) Mr. Witmer was Chairman and Chief Executive Officer of the Company until December 31, 2003 and a director until February 12, 2004. See "Management."

(16) Includes 60,000 shares of Common Stock issuable upon exercise of options held by Mr. Witmer that are exercisable within 60 days and 16,004 shares of Common Stock issuable upon exercise of warrants held by Mr. Witmer that are exercisable within 60 days. All options held by Mr. Witmer will expire on March 31, 2004 unless exercised on or before that date.

                              SELLING STOCKHOLDERS

         This prospectus covers the offering of 10,588,633 shares of Common Stock by selling stockholders, including up to 7,100,279 shares of Common Stock that may be issued to them upon the exercise of outstanding warrants.

         The shares to be offered by the selling stockholders, including those that may be issued upon exercise of warrants, are or will be "restricted" securities under applicable federal and state securities laws and are being registered under the Securities Act to give the selling stockholders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling stockholders or that any warrants be exercised. The selling stockholders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

         The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in a prospectus supplement. See "Plan of Distribution." Each of the selling stockholders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered shares to be made directly or through agents. The selling stockholders and any agents or broker-dealers that participate with the selling stockholders in the distribution of registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

         We have agreed to bear the expenses of registration of the shares, except for the underwriting discounts, selling commissions, expense allowances and attorney's fees and disbursements of the selling stockholders or their agents or broker-dealers.

         We will sell the shares of Common Stock underlying the warrants listed below to the holders of such warrants if and when they choose to exercise them. If a registration statement is then in effect with respect to such shares, once the warrant holders have exercised their warrants, they will be free to re-sell the shares they receive at such time or times as they may choose, just as any purchaser of shares in the open market is allowed to do. We do not know how many of such shares these investors will hold or re-sell upon exercise of their warrants.

SELLING STOCKHOLDER INFORMATION

         The following is a list of the selling stockholders who own or who have the right to acquire the shares of Common Stock that may be offered pursuant to this prospectus. Some of these selling stockholders hold or have held a position, office or other material relationship with us or our predecessors or affiliates within the past three years. See "Relationships and Transactions with Selling Stockholders." As of March 4, 2004, there were 7,222,146 shares of Common Stock outstanding, including 3,488,354 shares that may be offered pursuant to this prospectus.

                                            BEFORE OFFERING                                            AFTER OFFERING
                                            ---------------                                            --------------
                          NUMBER         SHARES         TOTAL
                          OF           ACQUIRABLE       SHARES                     NUMBER OF
NAME OF SELLING           SHARES     UPON EXERCISE   BENEFICIALLY   PERCENTAGE       SHARES        NUMBER OF      PERCENTAGE
STOCKHOLDER               OWNED       OF WARRANTS      OWNED(1)    OWNED (1)(2)   OFFERED(3)    SHARES OWNED (4)  OWNED (4)
-----------               -------     -----------   -------------  ------------   -----------   ----------------  ---------
Isaac Abishour(5)             4,817           4,817         9,634        *           9,634             --              --

Clarence A. Abramson(6)      10,616          10,616        21,232        *           21,232            --              --

Artie Agajanian(5)           38,536          38,536        77,072       1.1          77,072            --              --

Dr. Jan Arnett(5)            12,042          12,042        24,084        *           24,084            --              --

Howard Asher(5)               9,634           9,634        19,268        *           19,268            --              --

David T. Barry(5)            10,616          10,616        21,232        *           21,232            --              --

                                                      BEFORE OFFERING                                       AFTER OFFERING
                                  --------------------------------------------------------              ----------------------
                                                   SHARES
                                     NUMBER      ACQUIRABLE    TOTAL SHARES                  NUMBER OF   NUMBER OF
                                   OF SHARES   UPON EXERCISE   BENEFICIALLY    PERCENTAGE     SHARES      SHARED    PERCENTAGE
NAME OF SELLING STOCKHOLDER          OWNED      OF WARRANTS      OWNED(1)     OWNED(1)(2)   OFFERED(3)     OWNED     OWNED(4)
--------------------------------- ----------- --------------- -------------- ------------- ------------ ---------- -----------
Craig Beem(5)                        48,170        48,170          96,340          1.3         96,340   --         --
Joe & Jamie Behrendt(6)
Revocable Trust 10/20/96             26,539        26,539          53,078           *          53,078   --         --
Lon Bell(6)                         106,157       106,157         212,314          2.9        212,314   --         --
Harold S. Berzow(7)                   5,855         5,855          11,710           *          11,710   --         --
Robert G. Betterman(7)               14,052        14,052          28,104           *          28,104   --         --
Blue & Gold Enterprises
LLC(5)                              144,509       144,509         289,018          3.9        289,018   --         --
David Boim(7)                        23,419        23,419          46,838           *          46,838   --         --
Delaware Charter G&T Co.
FBO Elizabeth H. Bone SEP
IRA(6)                                5,308         5,308          10,616           *          10,616   --         --
Dorothy Breslin(7)                  117,096       117,096         234,192          3.2        234,192   --         --
Brockington Securities, Inc.(8)          --       100,000         100,000          1.4        100,000   --         --
Castlerigg Master
Investments Ltd. (7)                351,288       351,288         702,576          9.3        702,576   --         --
Cedar Crescent Holdings,
Ltd.(7)                             351,288       351,288         702,576          9.3        702,576   --         --
Chicago Private Investments,
Inc.(5)                              30,000        30,000          60,000           *          60,000   --         --
Donald E. Cohen(6)                   10,616        10,616          21,232           *          21,232   --         --
Donna Cohen(6)                       37,155        37,155          74,310          1.0         74,310   --         --
Thomas & Elizabeth
Colacino(7)                           5,855         5,855          11,710           *          11,710   --         --
Andrew Davidoff(9)                      500           400             900           *             900   --         --
Steven A. Dawes(5)                    9,634         9,634          19,268           *          19,268   --         --
Steven H. Deutsch & Wilma
K. Deutsch(6) JTWROS                 53,079        53,079         106,158          1.5        106,158   --         --
DioGuardi Family Trust(10)
DTD April 14, 2000                       --        24,254          24,254           *          24,254   --         --
James M. Domasek MD &
April L. Hollis JTWROS(7)            10,616        10,616          21,232           *          21,232   --         --
Double A Ventures Ltd.(9)               100            80             180           *             180   --         --
Ronald Eller(5)                      14,451        14,451          28,902           *          28,902   --         --
Iona S. Elliott(7)                    5,855         5,855          11,710           *          11,710   --         --
E.P.S. DAS(9)                         2,000         1,600           3,600           *           3,600   --         --

                                                    BEFORE OFFERING                                       AFTER OFFERING
                                --------------------------------------------------------              ----------------------
                                                 SHARES
                                   NUMBER      ACQUIRABLE    TOTAL SHARES                  NUMBER OF   NUMBER OF
                                 OF SHARES   UPON EXERCISE   BENEFICIALLY    PERCENTAGE     SHARES      SHARED    PERCENTAGE
NAME OF SELLING STOCKHOLDER        OWNED      OF WARRANTS      OWNED(1)     OWNED(1)(2)   OFFERED(3)     OWNED     OWNED(4)
------------------------------- ----------- --------------- -------------- ------------- ------------ ---------- -----------
Elliot Feit(6)                     10,616        10,616          21,232           *          21,232   --         --
Field & Field
Limited Partnership(7)             58,548        58,548         117,096          1.6        117,096   --         --
Jonathan Fleisig(7)               117,096       117,096         234,192          3.2        234,192   --         --
Harold S. Gault(7)                 58,548        58,548         117,096          1.6        117,096   --         --
Richard & Linda Gearns(7)          17,564        17,564          35,128           *          35,128   --         --
Richard Genovese(6)               106,157       106,157         212,314          2.9        212,314   --         --
Garfield Associates,
LLC(5)(10)                         14,933        14,933          29,866           *          29,866   --         --
Greater Bay Bancorp                    --        23,684          23,684           *          23,684   --         --
Donald Greenwald(5)                 9,634         9,634          19,268           *          19,268   --         --
Francisco J. Gonzalez-Paez(9)         625           400           1,025           *           1,025   --         --
Steve Goodman(7)                  117,096       117,096         234,192          3.2        234,192   --         --
Maurice & Stacy Gozlan
TIE(7)                             29,274        29,274          58,548           *          58,548   --         --
G2 Investments(9)                   1,000           800           1,800           *           1,800   --         --
Yael Halevi(5)                     28,902        28,902          57,804           *          57,804   --         --
Gerald Hannahs(5)                  96,339        96,339         192,678          2.6        192,678   --         --
Joseph & Mary Hartigan                            9,634
JTWROS(5)                           9,634                        19,268           *          19,268   --         --
Byron C. & Julie L. Hughey
Tenants by the Entirety(7)         11,710        11,710          23,420           *          23,420   --         --
DCG&T c/o Robert G.                 7,962
Heidenreich IRA(6)                                7,962          15,924           *          15,924   --         --
Charlie Humber(9)                     100            80             180           *             180   --         --
Alec Jaret(5)                       9,634         9,634          19,268           *          19,268   --         --
David G. King Jr.(9)                  600           480           1,080           *           1,080   --         --

Kirlin Securities(11)                  --       214,970         214,970          2.9        214,970   --         --
Abraham Klein & Dinah
Klein JTWROS(5)                     5,973         5,973          11,946           *          11,946   --         --
Christian Kolster(6)               31,847        31,847          63,694           *          63,694   --         --
Athanasios Koukoulis(6)             5,308         5,308          10,616           *          10,616   --         --
Martin Lamb(9)                      1,000           800           1,800           *           1,800   --         --

                                                      BEFORE OFFERING                                        AFTER OFFERING
                                 ----------------------------------------------------------              ----------------------
                                                  SHARES
                                    NUMBER      ACQUIRABLE     TOTAL SHARES                   NUMBER OF   NUMBER OF
                                  OF SHARES   UPON EXERCISE    BENEFICIALLY     PERCENTAGE     SHARES      SHARED    PERCENTAGE
NAME OF SELLING STOCKHOLDER         OWNED      OF WARRANTS       OWNED(1)      OWNED(1)(2)   OFFERED(3)     OWNED     OWNED(4)
-------------------------------- ----------- --------------- ---------------- ------------- ------------ ---------- -----------
DCG&T
c/o Scott Leishman IRA
Rollover(7)                         14,637        14,637          29,274             *          29,274         --         --
Robert Levy Jr. (5)                 24,085        24,085          48,170             *          48,170         --        --
                                                                                                                         --
Lincoln Associates, LLC(5)(10)      14,933        14,933          29,866             *          29,866         --
Thomas A. Masci, Jr.(5)              9,634         9,634          19,268             *          19,268         --        --
Meister Brothers Investors
LP(9)                                1,000           800           1,800             *           1,800         --        --
Richard J. McCready(9)                 250           200             450             *             450         --        --
Richard Molinsky(6)                 53,079        53,079         106,158            1.5        106,158         --        --
Gus & Karen Nicolopoulis(7)         11,710        11,710          23,420             *          23,420         --        --
Northstar Capital Investment
Group                                   --         8,400           8,400             *           8,400         --        --
Northstar Capital Partners(9)       10,000         8,000          18,000             *          18,000         --        --
Edward J. O'Connell(7)              29,274        29,274          58,548             *          58,548         --        --
Gilbert S. Omenn(5)                  9,634         9,634          19,268             *          19,268         --        --
John Orlando(7)                     58,548        58,548         117,096            1.6        117,096         --        --
Reed S. Oslan(6)                    21,231        21,231          42,462             *          42,462         --        --
Gregory Peck(9)                        400           320             720             *             720         --        --
Christopher K. Pepper(7)            11,710        11,710          23,420             *          23,420         --        --
Sheldon Perl & Ruth Perl                                                             *
TIC(5)                              19,268        19,268          38,536                        38,536         --        --
K.V. Rajagopalan(5)                  8,189         8,189          16,378             *          16,378         --        --
Elisha Rothman(7)                   58,548        58,548         117,096            1.6        117,096         --        --
Louis & Randi Rosen(6)              10,616        10,616          21,232             *          21,232         --        --
Steven B. Rosner(6)(12)             53,079        53,079         106,158            1.5        106,158         --        --
Murray Rubin(9)                        100            80           1,430(13)         *             180      1,250        *
Richard Sakakeeny(7)                17,564        17,564          35,128             *          35,128         --        --
Wayne Saker(7)                      58,548        58,548         117,096            1.6        117,096         --        --
David Segal                             --         2,132           2,132             *           2,132         --        --
Richard Scheffel(5)                  4,817         4,817           9,634             *           9,634         --        --
Daniel R. Schmidt(7)                11,710        11,710          23,420             *          23,420         --        --
Ralph Shaoul(6)                      7,962         7,962          15,924             *          15,924         --        --
Arla Sheinwald(5)                   14,451        14,451          28,902             *          28,902         --        --

                                                       BEFORE OFFERING                                             AFTER OFFERING
                               ----------------------------------------------------------------                ---------------------
                                                SHARES
                                  NUMBER      ACQUIRABLE     TOTAL SHARES                        NUMBER OF      NUMBER OF
                                OF SHARES   UPON EXERCISE    BENEFICIALLY      PERCENTAGE         SHARES         SHARED   PERCENTAGE
NAME OF SELLING STOCKHOLDER       OWNED      OF WARRANTS       OWNED(1)        OWNED(1)(2)      OFFERED(3)        OWNED    OWNED(4)
------------------------------ ----------- --------------- ----------------- --------------- ----------------- ---------- ----------
Ronald M. Shippel(7)              29,274         29,274           58,548              *             58,548            --         --
Arthur Silverman(6)                7,962          7,962           15,924              *             15,924            --         --
SLD Capital(12)                       --        100,000          100,000             1.4           100,000            --         --
Elliott Sokolow(5)                 9,634          9,634           19,268              *             19,268            --         --
Spencer Trask Investment
Partners, LLC(5)(10)                  --         25,544(14)       25,544(14)          *             25,544            --         --
Spencer Trask Private Equity
Fund I LP(5)(10)                 158,410(15)     24,085          158,410(15)        2.2             48,170       110,240        1.5
Spencer Trask Private Equity
Fund II LP(5)(10)                103,290(16)     24,085          103,290(16)        1.1             48,170        55,120          *
Spencer Trask Private Equity
Accredited Fund III(5)(10)        24,085         24,085           48,170              *             48,170            --         --
Spencer Trask Illumination
Fund LLC(5)(10)                   24,085         24,085           48,170              *             48,170            --         --
Spencer Trask Ventures,
Inc. (17)                          8,727      3,095,369        3,095,369(18)       30.0(18)      3,104,096(18)     8,727          *
Adam K. Stern(5)(19)              29,274         29,274           58,548              *             58,548            --         --
Stranco Investments, Ltd.(5)      96,315         96,315          192,630             2.6           192,630            --         --
Robert Streett(5)                  9,634          9,634           19,268              *             19,268            --         --
Joanna Struett(5)                 24,085         24,085           48,170              *             48,170            --         --
Jack Swartz(7)                    11,710         11,710           23,420              *             23,420            --         --
Amy Taus(5)                       19,268         19,268           38,536              *             38,536            --         --
Vital Ventures, Inc.(6)          159,236        159,236          318,472             4.3           318,472            --         --
WEC Partners, LLC(5)              96,339         96,339          192,678             2.6           192,678            --         --
West End Convertible Fund,
LP(5)                             96,339         96,339          192,678             2.6           192,678            --         --
Ralph C. Wintrode Trust
dated May 9, 2001(6)              21,231         21,231           42,462              *             42,462            --         --
Gidon Wise(5)                     21,589         19,268           40,857              *             38,536         2,321          *
Robert N. Wise(20)                17,090          5,203          142,293(21)         1.9             5,203       137,090         1.9
Donald B. Witmer(22)              43,297         16,004          103,297(23)         1.4            16,004        77,090         1.1
Ray Y. Yamada(7)                   5,855          5,855           11,710              *             11,710            --         --
Michael Zimmerman(7)              11,710         11,710           23,420              *             23,420            --         --

----------------------

* Less than 1%.

(1) Includes shares of Common Stock of which the selling stockholder has the right to acquire beneficial ownership within 60 days.

(2)  Based on 7,222,146 shares of Common Stock outstanding on March 4, 2004.

(3) This table assumes that each selling stockholder will sell all shares which it may offer for sale pursuant to this prospectus. Stockholders are not required to sell their shares.

(4) Assumes that all shares of Common Stock which may be sold pursuant to this prospectus have been sold.

(5) Purchased units consisting of shares of Common Stock and warrants to purchase shares of Common Stock on January 21, 2004 in a private placement.

(6) Purchased units consisting of shares of Common Stock and warrants to purchase shares of Common Stock on December 19, 2003 in a private placement.

(7) Purchased units consisting of shares of Common Stock and warrants to purchase shares of Common Stock on December 9, 2003 in a private placement.

(8) Brockington Securities, Inc. received warrants to purchase 100,000 shares of Common Stock in connection with its agreement to act as the Company's non-exclusive financial adviser. See "Relationships and Transactions with Selling Stockholders."

(9) Received registration rights in connection with a private placement by Netword in 1999.

(10) William P. Dioguardi is the president of Spencer Trask Ventures, Inc., the managing member of Garfield Associates, LLC and the managing member of Lincoln Associates, LLC. In addition, Mr. Dioguardi is (i) the president of LLC Management, Inc., the manager of Spencer Trask Illumination Fund LLC,
     (ii) the manager of Spencer Trask Private Equity Accredited Fund Management, LLC, the manager of Spencer Trask Private Equity Accredited Fund III and (iii) the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP. See "Relationships and Transactions with Selling Stockholders."

(11) Kirlin Securities, Inc., as a sub-agent of Spencer Trask Ventures, Inc., acted as placement agent in a 2002 private placement by HDT. See "Relationships and Transactions with Selling Stockholders."

(12) Steven B. Rosner is the president of SLD Capital Corp. On December 9, 2003, SLD Capital Corp. received warrants to purchase 100,000 shares of Common Stock pursuant to a consulting agreement with the Company. On December 19, 2003, Mr. Rosner purchased units consisting of 53,079 shares of Common Stock and three-year warrants to purchase 53,079 shares of Common Stock at $1.178 per share in a private placement. See "Relationships and Transactions with Selling Stockholders--SLD Capital Corp."

(13) Includes 1,250 shares of Common Stock issuable upon exercise of options held by Mr. Rubin that are exercisable within 60 days.

(14) Represents warrants to purchase 25,544 shares of Common Stock held by Spencer Trask Investment Partners LLC that are exercisable within 60 days. The warrants were received in connection with a loan made to HDT in February 2002. See "Relationships and Transactions with Selling Stockholders--Spencer Trask."

(15) Includes (i) 110,240 shares of Common Stock owned by Spencer Trask Private Equity Fund I LP and (ii) units consisting of 24,085 shares of Common Stock and immediately exercisable warrants to purchase 24,085 shares of Common Stock at $1.298 per share acquired by Spencer Trask Private Equity Fund I LP on J anuary 21, 2004.

(16) Includes (i) 55,120 shares of Common Stock owned by Spencer Trask Private Equity Fund II LP and (ii) units consisting of 24,085 shares of Common Stock and immediately exercisable warrrants to purchase 24,085 shares of Common Stock at $1.298 per share acquired by Spencer Trask Private Equity Fund II LP on January 21, 2004.

(17) Kevin Kimberlin is the controlling stockholder of Spencer Trask & Co., a Delaware corporation. Spencer Trask Ventures, Inc. is a Delaware corporation and a wholly-owned subsidiary of Spencer Trask & Co. Spencer Trask Ventures, Inc. acted as the Company's placement agent in the private placements described in notes 5,6 and 7 above and also acted as placement agent in HDT's private convertible debt offering in 2002. See "Relationships and Transactions with Selling Stockholders--Spencer Trask."

(18) Includes (i) 8,727 shares of Common Stock held by Spencer Trask Ventures, Inc., and (ii) 3,095,369 shares of Common Stock issuable upon exercise of warrants held by Spencer Trask Ventures, Inc. that are exercisable within 60 days. Does not include shares held by Spencer Trask Investment Partners, LLC, Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP. The holdings of each of the foregoing entities are listed separately in this table.

(19) Adam Stern is an officer of Spencer Trask Ventures, Inc.

(20) Robert N. Wise resigned as the President, Chief Operating Officer and a director of the Company on March 3, 2004. See "Management."

(21) Includes 17,090 shares of Common Stock owned by Mr. Wise, 120,000 shares of Common Stock issuable upon exercise of options held by Mr. Wise that are exercisable within 60 days and 5,203 shares of Common Stock issuable upon exercise of warrants held by Mr. Wise that are exercisable within 60 days. See "Relationships and Transactions with Selling Stockholders" and "Principal Stockholders."

(22) Donald B. Witmer resigned as the Chairman and Chief Executive Officer of the Company upon the expiration of his employment agreement on December 31, 2003 and as a director of the Company on February 12, 2004. See "Management."

(23) Includes 43,297 shares of Common Stock owned by Mr. Witmer, 60,000 shares of Common Stock issuable upon exercise of options held by Mr. Witmer that are exercisable within 60 days and 16,004 shares of Common Stock issuable upon exercise of warrants held by Mr. Witmer that are exercisable within 60 days. See "Relationships and Transactions with Selling Stockholders" and "Principal Stockholders."

RELATIONSHIPS AND TRANSACTIONS WITH SELLING STOCKHOLDERS

Spencer Trask

         In December 2003 and January 2004, we privately sold equity units, consisting of 3,470,679 shares of Common Stock and warrants to purchase 3,470,679 shares of Common Stock, for gross proceeds of $3,226,315. Spencer Trask Ventures, Inc. ("Spencer Trask") acted as placement agent for the units pursuant to a Placement Agency Agreement dated November 10, 2003. All of the shares of Common Stock included in the units (including the shares of Common Stock underlying the warrants) may be offered pursuant to this prospectus.

         For its services as placement agent, we paid Spencer Trask cash compensation of $370,000, including reimbursement of expenses. In addition, we granted Spencer Trask warrants to purchase an aggregate of 1,388,270 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. These warrants are exercisable for five years and contain weighted average anti-dilution provisions that will result in an adjustment in the number of shares purchasable and the exercise price per share if we issue shares of Common Stock in the future at a price that is less than the then-adjusted exercise price of these warrants. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

         Before the merger, Spencer Trask acted as placement agent in HDT's $8.9 million private sale of convertible notes pursuant to a Placement Agency Agreement dated April 10, 2002. HDT paid Spencer Trask $738,974 for its services, plus $213,550 as a non-accountable expense allowance and granted Spencer Trask warrants to purchase shares of HDT's common stock that now entitle the holder to purchase 1,463,316 shares of Common Stock at $1.01 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

         On January 21, 2004, each of Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III and Spencer Trask Illumination Fund LLC purchased 24,085 units in our private placement. The shares of Common Stock included in these units (including those underlying warrants) may be offered pursuant to this prospectus. William
P. Dioguardi, the president of Spencer Trask, is (i) the manager of Trask Partners LLC, the general partner of Spencer Trask Private Equity Fund I LP and Spencer Trask Private Equity Fund II LP, (ii) the manager of Spencer Trask Private Equity Accredited Fund Management LLC, the manager of Spencer Trask Private Equity Accredited Fund III, and (iii) the president of LLC Management, Inc., the manager of Spencer Trask Illumination Fund LLC.

         On January 21, 2004, each of Garfield Associates, LLC and Lincoln Associates, LLC purchased 14,933 units in our private placement. The shares of Common Stock included in these units (including those underlying warrants) may be offered pursuant to this prospectus. Mr. Dioguardi, the president of Spencer Trask, is the managing member of Garfield Associates, LLC and Lincoln Associates, LLC.

         In May 2002, HDT issued a warrant to purchase 162,500 shares of its common stock to the Dioguardi Family Trust in connection with a demand loan made to HDT by Mr. Dioguardi. After various adjustments, this warrant now entitles the holder to purchase 24,254 shares of Common Stock at $0.67 per share. The shares of Common Stock underlying this warrant may be offered pursuant to this prospectus.

         In February 2002, HDT issued a convertible promissory note and a warrant to purchase shares of HDT's common stock to Spencer Trask Investment Partners, LLC in connection with a loan it made to HDT. The convertible note was converted into 74,412 shares of Common Stock and, after various adjustments, the warrant now represents the right to purchase 25,544 shares of Common Stock at $10.57 per share. The shares of Common Stock underlying this warrant may be offered pursuant to this prospectus.

         Under the 2002 Placement Agency Agreement with HDT, Spencer Trask was granted the right to designate one nominee for election to our Board of Directors or an adviser to our Board of Directors. Ezra P. Mager was designated by Spencer Trask as its nominee and has been a director since April 28, 2003 and Chairman of the Board since March 3, 2004. Spencer Trask's right to designate a nominee or adviser to our board expired on December 19, 2003.

Kirlin Securities, Inc.

         Kirlin Securities, Inc. was engaged as a sub-agent of Spencer Trask in HDT's 2002 private sale of convertible notes. For its services, Kirlin received cash compensation of $147,518 and warrants to purchase shares of HDT's Common Stock. After various adjustments, these warrants now entitle the holder to purchase 214,970 shares of Common Stock at $1.01 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus.

Brockington Securities, Inc.

         On December 9, 2003, we engaged Brockington Securities, Inc. to provide us with certain financial advisory and investment banking services in exchange for three-year warrants to purchase 100,000 shares of Common Stock at $1.15 per share. These warrants are currently exercisable as to 50,000 shares and will become exercisable as to the remaining 50,000 shares if and when the Company satisfies the American Stock Exchange's initial listing requirements for 15 consecutive trading days. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. Brockington's engagement expires on June 9, 2004, subject to earlier termination by either party on 30 days' notice. Brockington makes a market in our Common Stock.

SLD Capital Corp.

         On December 9, 2003, we engaged SLD Capital Corp. to provide us with certain investor relations services for a monthly fee of $6,000 and warrants to purchase 100,000 shares of Common Stock at $1.15 per share. These warrants are currently exercisable as to 50,000 shares and will become exercisable as to the remaining 50,000 shares if and when the Company satisfies the American Stock Exchange's initial listing requirements for 15 consecutive trading days. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. SLD's engagement expires on July 15, 2004.

         On December 19, 2003, Steven B. Rosner, SLD's president, purchased 53,079 units in our private placement. The shares of Common Stock included in these units (including the shares underlying warrants) may be offered pursuant to this prospectus.

Greater Bay Bancorp

         In connection with the extension of credit to us by Cupertino National Bank pursuant to a Loan and Security Agreement, dated July 2003, we issued a warrant to purchase 23,684 shares of Common Stock at $1.90 per share to Greater Bay Bancorp, Cupertino's parent. The shares of Common Stock underlying this warrant may be offered pursuant to this prospectus. For a description of the Loan and Security Agreement, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Robert N. Wise

         On March 3, 2004, Mr. Wise resigned as our President, Chief Operating Officer and a director and entered into a Separation and Release Agreement with us. He had served in these capacities since the merger. Prior to the merger, Mr. Wise was the President and Chief Operating Officer of HDT. In February 2002, he received a warrant to purchase 785,714 shares of HDT's common stock in connection with a loan he made to HDT. After various adjustments, this warrant now represents the right to purchase 5,203 shares of Common Stock at $10.57 per share. The shares of Common Stock underlying this warrant may be offered pursuant to this prospectus.
See also "Management."

Donald B. Witmer

         Mr. Witmer resigned as our Chairman and Chief Executive Officer upon expiration of his employment agreement at the end of 2003 and as a director on February 12, 2004. He had served in these capacities since the merger. Prior to the merger, Mr. Witmer was the Chairman and Chief Executive Officer of HDT. In February and May 2002, Mr. Witmer received warrants to purchase 1,571,429 and 37,500 shares of HDT's common stock in connection with loans he made to HDT. After various adjustments, these warrants now represent the right to purchase 10,407 shares of Common Stock at $10.57 per share and 5,597 shares of Common Stock at $0.67 per share. The shares of Common Stock underlying these warrants may be offered pursuant to this prospectus. See also "Management."

Murray Rubin

         Mr. Rubin was Netword's Chief Financial Officer and Treasurer until the merger.


                              PLAN OF DISTRIBUTION

         We are registering shares of Common Stock under the Securities Act for sale by the selling stockholders. As used in this prospectus, "selling stockholders" includes the pledgees, donees, transferees or others who may later hold the selling stockholders' interests. We have agreed to pay the costs and fees of registering the shares, including the preparation of the registration statement that includes this prospectus, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the shares, including attorneys' fees.

         The selling stockholders may sell the shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. In addition, the selling stockholders may sell some or all of their shares through:

          o a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

          o purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account; or

          o ordinary brokerage transactions and transactions in which a broker solicits purchasers.

         When selling the shares, the selling stockholders may enter into hedging transactions. For example, the selling stockholders may:

          o enter into transactions involving short sales of the shares by broker-dealers;

          o sell shares short themselves and redeliver such shares to close out their short positions;

          o enter into option or other types of transactions that require the selling stockholder to deliver shares to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

          o loan or pledge the shares to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

         The selling stockholders may negotiate and pay broker-dealers commissions, discounts or concessions for their services. Broker-dealers engaged by the selling stockholders may allow other broker-dealers to participate in resales. However, the selling stockholders and any broker-dealers involved in the sale or resale of the shares may qualify as "underwriters" within the meaning of Section 2(a)(11) of the Securities Act. In addition, the broker-dealers' commissions, discounts or concession may qualify as underwriters' compensation under the Securities Act. If the selling stockholders qualify as "underwriters," they will be subject to the prospectus delivery requirements of Section 5(b)(2) of the Securities Act.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act will apply to purchases and sales of shares of Common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while such selling stockholders are distributing shares pursuant to this prospectus. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the registration statement must be filed with the Securities and Exchange Commission.

         In addition to selling their shares under this prospectus, the selling stockholders may:

          o agree to indemnify any broker-dealer or agent against certain liabilities related to the selling of the shares, including liabilities arising under the Securities Act;

          o transfer their shares in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer; or

          o sell their shares pursuant to Rule 144 under the Securities Act rather than pursuant to this prospectus, if the shares are eligible for such sale and the transaction meets the requirements of Rule 144.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 42,000,000 shares, including 40,000,000 shares of Common Stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $0.01 per share. Our Board of Directors may designate the rights and preferences of the preferred stock. Preferred stock could be used, under certain circumstances, as a way to discourage, delay or prevent a takeover of the Company. See "Anti-Takeover Provisions." As of March 4, 2004, there were issued and outstanding 7,222,146 shares of Common Stock and no shares of preferred stock.

COMMON STOCK

         Under our Restated Certificate of Incorporation, shares of our Common Stock are identical in all respects, and each share entitles the holder to the same rights and privileges as are enjoyed by other holders and is subject to the same qualifications, limitations and restrictions as apply to other shares.

         Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of our Common Stock do not have cumulative voting rights. Accordingly, subject to any voting rights of holders of any preferred stock that may be issued, holders of a plurality of our Common Stock present at a meeting at which a quorum is present are able to elect all of the directors eligible for election. The presence of a majority of the voting power of our outstanding capital stock constitutes a quorum.

         The holders of our Common Stock are entitled to dividends when and if declared by our board of directors from legally available funds. The holders of our Common Stock are also entitled to share pro rata in any distribution to stockholders upon the Company's liquidation or dissolution.

         None of the shares of our Common Stock:

          o    have preemptive rights;

          o    are redeemable;

          o    are subject to assessments or further calls;

          o    have conversion rights; or

          o    have sinking fund provisions.


PREFERRED STOCK

         We are currently authorized to issue 2,000,000 shares of preferred stock in one or more series. No series has been designated. Our Board of Directors may determine the terms of the preferred stock at the time of its issuance without action by our stockholders. The terms of any issuance of preferred stock may include:

          o voting rights, including the right to vote as a series on particular matters, which could be superior to those of our Common Stock;

          o preferences over our Common Stock as to dividends and distributions in liquidation;

          o conversion and redemption rights, including the right to convert into shares of our Common Stock; and

          o    sinking fund provisions.


ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

         Certain provisions in our Restated Certificate of Incorporation could have the effect of making a change in control of the Company more difficult, even if a change in control would be beneficial to our stockholders. In particular, our Board of Directors may issue up to 2,000,000 shares of preferred stock with rights and privileges that might be senior to our Common Stock, without the consent of the holders of our Common Stock, and has the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. Although the ability to issue preferred stock may provide us with flexibility in connection with possible acquisitions and other corporate purposes, any such issuance might make it more difficult for a third party to acquire a majority of our outstanding voting stock. Our Restated Certificate of Incorporation provides that stockholders may not act by written consent but only at a duly convened stockholders meeting after proper notice.

TRANSFER AGENT

         The transfer agent for our Common Stock is Continental Stock Transfer & Trust Company, located at 17 Battery Place, New York, New York 10002. Continental Stock Transfer & Trust Company's telephone number is (212) 509-4000.

      COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our Restated Certificate of Incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by Delaware law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          o for any breach of the director's duty of loyalty to the Company or its stockholders;

          o for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

          o under section 174 of the Delaware General Corporation Law for the unlawful payment of dividends; or

          o for any transaction from which the director derives an improper personal benefit.

         These provisions require the Company to indemnify its directors and officers unless restricted by Delaware law and eliminate the Company's rights and those of its stockholders to recover monetary damages from a director for breach of his fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect the Company's ability or that of its stockholders to seek non-monetary remedies, such as an injunction or rescission, against a director for breach of his fiduciary duty.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered pursuant to this prospectus will be passed upon for the Company by Kronish Lieb Weiner & Hellman LLP, New York, New York.

                                    EXPERTS

         The consolidated financial statements of Home Director, Inc. at December 31, 2003 and December 31, 2002, included in and made a part of this prospectus, have been audited by Mahoney & Cohen & Company CPA, P.C., independent auditors, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 14 to the consolidated financial statements), and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

         We have not changed or had any material disagreements with our independent accountants within the last two fiscal years. Since the merger was a reverse acquisition and HDT was the acquirer for accounting purposes, the pre-acquisition financial statements of HDT are now our historical financial statements. Those financial statements were audited by Ernst & Young LLP.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         We have filed a registration statement on Form SB-2 under the Securities Act with the SEC covering the Common Stock to be offered by the selling stockholders. As permitted by the rules and regulations of the SEC, this document does not contain all information set forth in the registration statement and exhibits thereto, all of which are available for inspection as set forth above. For further information, please refer to the registration statement, including the exhibits thereto. Statements contained in this document relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of that contract or other document filed or incorporated as an exhibit to the registration statement, and each statement of this type is qualified in all respects by that reference.

         No person is authorized to give any information or make any representation not contained in this document. You should not rely on any information provided to you that is not contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to purchase the securities described herein in any jurisdiction in which, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this document nor any distribution of shares of Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in our affairs as of any time subsequent to the date hereof.

                               HOME DIRECTOR, INC.

                          Index to Financial Statements
                          -----------------------------
                                                               Page
                                                               ----

Independent Auditor's Reports                                  F-1

Consolidated Balance Sheets as of December 31, 2003
    and 2002                                                   F-2

Consolidated Statements of Operations for the Years
    Ended December 31, 2003 and 2002                           F-3

Consolidated Statements of Changes in Shareholders'
    Equity for the Years Ended December 31, 2003
    and 2002                                                   F-4

Consolidated Statements of Cash Flows for the Years
    Ended December 31, 2003 and 2002                           F-5

Notes to Consolidated Financial Statements                     F-7

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Home Director, Inc.


     We have audited the accompanying consolidated balance sheets of Home Director, Inc. as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Home Director, Inc. at December 31, 2003 and 2002, and the consolidated results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 14 to the financial statements, the Company has suffered recurring losses from operations, is in default of its line of credit, has been dependent upon financing its operations through a series of private offerings of debt and equity and the uncertainty about the adequacy of funding during 2004 that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 14. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                           /s/ Mahoney Cohen & Company CPA, P.C.


New York, New York
March 8, 2004

                               HOME DIRECTOR, INC.
                           Consolidated Balance Sheets
                           December 31, 2003 and 2002

                                                       ASSETS
                                                       ------

                                                                                      2003                   2002
                                                                           ---------------       ----------------
Current assets:
    Cash and cash equivalents                                              $        65,733       $      2,557,214
    Accounts receivable, net of allowances of $290,966
        in 2003 and $115,897 in 2002.                                            1,452,934              1,226,479
    Inventories, net of allowance of $847,363 in 2003
        and $1,087,719 in 2002                                                     818,421              1,499,014
    Other current assets                                                           195,128                140,366
                                                                           ---------------       ----------------
                Total current assets                                             2,532,216              5,423,073
Property and equipment, net                                                        280,463                645,328
Customer lists, net of accumulated amortization of
    $670,321 in 2003 and $648,552 in 2002                                           87,075                108,844

Goodwill, net of accumulated amortization of $1,654,837
    in 2003 and 2002                                                             5,825,652              5,825,652
                                                                           ---------------       ----------------
                                                                           $     8,725,406       $     12,002,897
                                                                           ===============       ================

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
                                        ------------------------------------
Current liabilities:
    Accounts payable and accrued expenses                                  $     1,770,922       $      2,249,712
    Payables to related parties                                                        ---                291,793
    Line of credit                                                                 300,000                    ---
    Notes payable                                                                  125,000                125,000
    Current portion of capital lease obligations                                   116,313                125,626
                                                                           ---------------       ----------------
                Total current liabilities                                        2,312,235              2,792,131
Capital lease obligations, less current portion                                     10,077                123,781
Other long-term liabilities                                                        393,975                    ---

Commitments and contingencies (Notes 9 and 12)

Shareholders' equity:
    Preferred stock, $0.01 par value as of December 31, 2003
           and 2002, respectively
        Authorized - 2,000,000 as of December 31, 2003 and 2002, respectively
        Issued and outstanding - none as of December 31, 2003
           and 2002, respectively                                                      ---                    ---
    Common stock, $0.01 par value as of December 31, 2003
           and 2002, respectively
        Authorized - 40,000,000 shares as of
           December 31, 2003 and 2002, respectively
        Issued and outstanding - 6,163,071 and 3,751,467
           as of December 31, 2003 and 2002, respectively                           61,631                 37,515
        Additional paid-in capital                                              77,582,890             75,699,296
Accumulated deficit                                                            (71,635,402)           (66,649,826)
                                                                           ---------------       ----------------
                Total shareholders' equity                                       6,009,119              9,086,985
                                                                           ---------------       ----------------
                                                                           $     8,725,406       $     12,002,897
                                                                           ===============       ================

                            See accompanying notes.

                                              HOME DIRECTOR, INC.
                                     Consolidated Statements of Operations
                                For the Years Ended December 31, 2003 and 2002


                                                                          2003                   2002
                                                                -------------------  ----------------
Revenue                                                        $     9,251,252       $     10,446,654

Costs and expenses:
    Cost of revenue                                                  7,250,744              7,021,446
    General and administrative                                       3,194,168              3,178,643
    Sales and marketing                                              2,366,904              2,279,489
    Research and development                                           277,631                714,804
    Depreciation and amortization                                      396,967                531,262
    Extinguishment of certain liabilities                                  ---             (4,515,504)
    Provision for abandonment of facility                              683,966                    ---
                                                               ---------------       ----------------
        Total costs and expenses                                    14,170,380              9,210,140
                                                               ---------------       ----------------

Income (loss) from operations                                       (4,919,128)             1,236,514

Other income (expense):
    Interest income                                                      4,310                 12,957
    Interest expense                                                   (70,758)            (3,258,491)
                                                               ---------------       ----------------
        Net other income (expense)                                     (66,448)            (3,245,534)
                                                               ---------------       ----------------

Net loss                                                       $    (4,985,576)      $     (2,009,020)
                                                               ===============       ================

Net loss per common share - basic and diluted:
    Shares used in computing basic and diluted net loss
        per common share                                             3,875,811                742,723
                                                               ===============       ================

Loss per share                                                 $        (1.29)       $          (2.70)
                                                               ==============        ================

                             See accompanying notes.


                                                     HOME DIRECTOR, INC.
                                 Consolidated Statements of Changes in Shareholders' Equity
                                       For the Years Ended December 31, 2003 and 2002


                                               Common Stock                Additional                           Total
                                               ------------------------      Paid-In        Accumulated      Shareholders'
                                                  Shares         Amount      Capital          Deficit           Equity
                                               ------------    --------   ---------------  ---------------   -------------
 Balance at December 31, 2001                     616,843     $   6,168   $    65,160,567  $   (64,640,806) $      525,929
Exercise of common stock options and
   warrants                                         8,902            89            33,347           -               33,436
Compensation related to consulting
   services                                           -             -             218,943           -              218,943
Issuance of common stock warrants in
   connection with bridge note financing              -             -             230,481           -              230,481
Beneficial conversion for convertible debt            -             -             230,481           -              230,481
Issuance of common stock warrants as
   consideration for services                         -             -           1,448,714           -            1,448,714
Issuance of common stock in connection
   with conversion of convertible debt          2,558,041        25,580         9,154,761           -            9,180,341
Recapitalization, net of merger costs             567,681         5,678          (777,998)          -             (772,320)
Net loss                                              -             -                 -         (2,009,020)     (2,009,020)
                                                -----------   ---------   ---------------  ---------------  --------------
Balance at December 31, 2002                    3,751,467     $  37,515   $    75,699,296  $   (66,649,826) $    9,086,985

Reclassification of merger costs                      -             -              39,784           -               39,784

Expenses related to convertible note                  -             -             (16,595)          -              (16,595)
Issuance of common stock warrants as
   consideration for services                         -             -             144,372           -              144,372
 Issuance of common stock in connection
   with private placement, net of expenses      2,411,604        24,116         1,716,033           -            1,740,149
 Net loss                                           -               -                 -         (4,985,576)     (4,985,576)
                                               ------------   ---------   ---------------  ---------------  --------------
Balance at December 31, 2003                    6,163,071    $   61,631   $    77,582,890  $   (71,635,402) $    6,009,119
                                               ============   =========   ===============  ===============  ==============


                                               See accompanying notes.

                                                HOME DIRECTOR, INC.
                                       Consolidated Statements of Cash Flows
                                  For the Years Ended December 31, 2003 and 2002

                                                                                      2003                   2002
                                                                           -------------------  -----------------
Cash flows from operating activities:
    Net loss                                                               $    (4,985,576)     $      (2,009,020)
    Adjustments to reconcile net loss to net cash used in
      operating activities:
        Depreciation and amortization                                              396,967                531,262
        Loss on disposal of assets                                                     ---                 20,490
        Deferred rent                                                                9,251                 71,950
        Provision for abandonment of facility                                      683,996                    ---
        Gain from extinguishment of certain liabilities                                ---             (4,515,504)
        Non-cash consulting fees                                                       ---                218,943
        Amortization of discount on convertible debt                                   ---                460,962
        Issuance of common stock warrants as consideration
           for services                                                            144,372              1,448,714
        Non-cash exercise of common stock options and
           warrants                                                                    ---                 33,436
        Changes in operating assets and liabilities, net of
           assets and liabilities acquired:
        Accounts receivable                                                       (226,455)                13,679
        Inventories                                                                680,593               (264,696)
        Other current assets                                                       (54,762)               131,390
        Accounts payable and accrued expenses                                     (650,741)            (1,216,669)
                                                                           ---------------      -----------------
                Net cash used in operating activities                           (4,002,355)            (5,075,063)
                                                                           ---------------      -----------------
Cash flows from investing activities:
    Purchases of property and equipment                                            (97,870)               (58,002)
    Cash acquired in Netword acquisition                                               ---                930,673
                                                                           ----------------     -----------------
                Net cash provided by (used in) investing
                   activities                                                      (97,870)               872,671
                                                                           ----------------     -----------------
Cash flows from financing activities:
    Borrowing under line of credit                                                 400,000                    ---
    (Payments) to reduce line of credit                                           (100,000)                   ---
    Net payments of payables to related parties                                   (291,793)            (1,288,399)
    Repayment of capital lease obligations                                        (123,017)              (287,476)
    Merger costs                                                                       ---             (1,407,906)
    Proceeds from issuance of common stock, net of expenses                      1,740,149                -
    Proceeds from (payments of) issuance of convertible debt                       (16,595)             9,180,341
                                                                           ----------------     -----------------
                Net cash provided by financing activities                        1,608,744              6,196,560
                                                                           ---------------      -----------------
Net increase (decrease) in cash (carried forward)                          $    (2,491,481)     $       1,994,168
                                                                           ----------------     -----------------

                            See accompanying notes.
                                      F-5

                                                 HOME DIRECTOR, INC.
                                        Consolidated Statements of Cash Flows
                                  For the Years Ended December 31, 2003 and 2002

                                                                                      2003                   2002
                                                                           ------------------   -----------------
Net increase (decrease) in cash (brought forward)                          $    (2,491,481)     $       1,994,168

Cash and cash equivalents at beginning of year                                   2,557,214                563,046
                                                                           ---------------      -----------------

Cash and cash equivalents at end of year                                   $        65,733      $       2,557,214
                                                                           ===============      =================


                                  Supplemental Disclosure of Cash Flow Information

                                                                                      2003                   2002
                                                                           ------------------   -----------------
Cash paid during the year for:
    Interest                                                               $        39,347      $       1,159,169
                                                                           ===============      =================


                        Supplemental Schedule of Non-Cash Investing and Financing Activities


Capital lease obligations incurred                                         $        32,549      $         261,428

Reclassification of merger costs                                           $        39,784      $             ---

Issuance of common stock in connection with
    conversion of convertible debt                                         $           ---      $       9,180,341

                            See accompanying notes.
                                      F-6

Note 1 -     Organization and Description of Business

Home Director Technologies Inc. (formerly Home Director, Inc. "HDT") was incorporated on October 13, 1999 under the laws of the State of Delaware. On December 19, 2002, HDT was acquired by Netword, Inc. (now Home Director, Inc.) in a merger of Netword's special purpose subsidiary into HDT (the "Merger"). In the Merger, HDT's stockholders received shares of Netword common stock in accordance with the exchange ratio described in the merger agreement. Upon completion of the Merger, HDT's stockholders owned approximately 86% of the outstanding Netword common stock. The Merger was treated as a reverse merger, with HDT being the acquirer for accounting purposes. The pre-acquisition financial statements of HDT became the historical financial statements of the combined companies. The transaction was accounted for as the issuance of common stock by HDT for the net monetary assets of Netword, accompanied by a recapitalization to reflect the legally issued and outstanding shares of the merged companies. Pre-acquisition stockholders' equity of HDT was retroactively restated for the equivalent number of shares of Netword received by HDT in the Merger, with differences between the par value of Netword's and HDT's stock recorded as paid-in capital. Transaction costs related to the Merger were also charged directly to equity. The transaction did not result in any additional goodwill or other intangible assets. All common share and per share amounts for all periods presented in the accompanying consolidated financial statements have been retroactively restated to reflect the effect of the Merger. References in these notes to "the Company" are references to HDT as it existed before the Merger and the combined companies after the Merger.

The Company, which is headquartered in Livermore, California, commenced operations on December 8, 1999, subsequent to acquiring the assets of and assuming certain liabilities of IBM Corporation's Home Director business unit. The Company operates in a single industry, the provision of infrastructure components for home networking, and is engaged in the design, sale and installation of home networking products and services for the new home construction market.

In January 2003, the Company transferred all of the intellectual property associated with Netword to Netword's subsidiary, Rabbit Media, Inc., and subsequently sold all of the stock of Rabbit Media, Inc. to a director and the former President of Netword. As consideration for the sale, the buyer agreed to indemnify the Company for future claims related to the Netword intellectual property in the event that such claims are not discharged by Rabbit Media, Inc. and to pay the Company 10% of any consideration that it receives from any sale of the Rabbit Media, Inc. stock within two years after the date of the agreement.


Note 2 -     Summary of Significant Accounting Policies

             Principles of Consolidation

             The accompanying consolidated financial statements include the accounts of Home Director, Inc. (formerly Netword, Inc.) and its wholly-owned subsidiaries, HDT and Digital Interiors. All significant intercompany accounts and transactions have been eliminated in consolidation.

             Use of Estimates

             The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include the allowance for doubtful accounts and the allowance for obsolete and slow-moving inventory. Actual results can differ from those estimates.

             Cash and Cash Equivalents

             The Company considers all highly liquid investments purchased with an original or remaining maturity of less than three months at the date of purchase to be cash equivalents.

             Inventories

             Inventories consist of finished goods and are stated at the lower of cost or market. Cost is determined by the weighted average costing method.

             Fair Value of Financial Instruments

             Carrying amounts of certain of the Company's financial instruments, including cash and cash equivalents, accounts receivable and accrued liabilities approximate fair value because of their short maturities.

             Credit Risk, Significant Customers and Concentrations

             Financial instruments that potentially subject the Company to credit risk consist principally of accounts receivable and cash investments. Receivables are unsecured. The Company provides an allowance for doubtful accounts equal to the estimated losses expected to be incurred in the collection of accounts receivable.

             Cash and cash equivalents consist of cash deposits, money market funds and highly rated commercial paper held at banks. Deposits held at banks may at times exceed the amount of insurance provided. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk.

             As of December 31, 2003, three customers accounted for 38% and one customer accounted for 36% of the accounts receivable balance and annual revenue, respectively. As of December 31, 2002, two customers accounted for 53% and 57% of the accounts receivable balance and annual revenue, respectively.

              The Company is not currently dependent upon any single manufacturer and it believes that alternative manufacturing sources would be readily available without material delay in the event of the interruption of supplies from any of its current sources.

             Loss Per Share

             In accordance with SFAS 128, basic and diluted net loss per common share has been computed using the weighted-average number of shares of common stock outstanding during the period.

             The effect of options to purchase 477,128 and 101,206 shares of the Company's common stock outstanding during 2003 and 2002, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

             The effect of warrants to purchase 5,769,883 and 584,439 shares of the Company's common stock outstanding during 2003 and 2002, respectively, was not included in the computation of diluted net income per share because their effect would be antidilutive.

             Revenue Recognition

             The Company's revenues consist primarily of sales of home networking products and services. The Company generally recognizes product revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. The Company accrues for sales returns, rebate programs and warranty costs based on its experience.

             The Company recognizes revenue on installation projects using the percentage of completion method, based primarily on revenue milestones. On certain other installation projects, the Company recognizes revenue using the percentage of completion method, based upon actual costs incurred compared to total estimated contract costs under the project. Changes to total estimated contract costs or losses, if any, are recognized in the period in which they are determined. For these other installation projects, revenue recognized in excess of amounts billed of $203,808 and $208,648 at December 31, 2003 and 2002, respectively, is classified as current assets under "Accounts Receivable." Amounts billed in excess of revenue recognized to date of $17,675 and $25,106 at December 31, 2003 and 2002, respectively, are classified as current liabilities under "Accounts Payable and Accrued Expenses."

             Property and Equipment

             Property and equipment is recorded at cost and depreciated using the straight-line method over their estimated useful lives which generally range from two to five years. Property and equipment includes certain equipment under capital leases. These items are depreciated over the shorter of the lease period or the estimated useful life of the equipment.

             Intangible Assets

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," which is required to be applied for fiscal years beginning after December 15, 2001. The Company has adopted SFAS 142 as of January 1, 2002. SFAS 142 eliminates the amortization of goodwill and certain other intangible assets. It also requires the Company to complete a test for impairment of these assets annually, as well as a transitional goodwill impairment test within six months from the date of adoption. The results of these tests did not indicate additional impairment of the Company's recorded goodwill. The Company will perform its next impairment test as of December 31, 2004.

             The summary of estimated amortization expense for customer lists is as follows:

              Fiscal Year
                Ending
             December 31,
             ------------
                  2004               $ 21,769
                  2005                 21,769
                  2006                 21,769
                  2007                 21,768
                                     --------
                                     $ 87,075
                                     ========

             Research and Development Costs

             Research and development costs are charged to operations as incurred.

             Advertising Costs

             The Company expenses advertising costs as incurred. The amount of advertising expensed during the years ended December 31, 2003 and 2002 was $71,938 and $149,852, respectively.

             Income Taxes

             The Company accounts for income taxes using the liability method which requires the recognition of deferred tax assets or liabilities for the temporary differences between the financial reporting and tax bases of the Company's assets and liabilities and for tax carryforwards at enacted statutory rates in effect for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized. The Company has not recorded any income tax expense or benefit as a result of its available net operating loss carryforwards, which are fully reserved by a valuation allowance.

             Accounting for Stock-Based Compensation

             As permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), the Company has elected to account for its stock-based compensation to employees and outside directors, where appropriate, under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations and amendments. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

             Recent Accounting Pronouncements

         In April 2002, the Financial Accounting Standards Board issued SFAS
No. 145, Rescission of FASB Statements No. 4, 44 and 65, Amendment of FASB Statement No. 13 and Technical Corrections. SFAS No. 145 rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that statement, SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." The statement will require gains or losses from extinguishment of debt to be classified as operating items, as opposed to extraordinary items, unless they meet the more stringent criteria of APB No. 30. The statement requires retroactive reclassification for comparative financial statements issued after adoption.

         The Company began applying SFAS No. 145 in 2003 and, as a result, for year ended December 31, 2002, has reclassified the extraordinary gain from extinguishment of certain liabilities to operating income in its comparative financial statements issued after adoption. This reclassification did not have an impact on the previously reported net loss.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123," ("SFAS 148"). This statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation." ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, the statement amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The amendments to SFAS 123 regarding disclosure are effective for financial statements for fiscal years ending after December 15, 2002. The Company will continue to make the appropriate fair value disclosures required.

         At December 31, 2003, the Company has a stock-based compensation plan (the "Plan"), more fully described in the Company's proxy statement for its 2003 annual meeting of stockholders. The Company accounts for the Plan under the recognition and measurement principals of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. No stock-based employee compensation is reflected in net income, as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

         The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation.

                                                                                         Dec 31, 2003          Dec 31, 2002
                                                                              ----------------------------------------------
Net income (loss), as reported                                                           $(4,985,576)          $(2,009,020)
Deduct: Total stock-based employee compensation expense determined
under fair value based method for all awards, net of income tax effects                     (384,400)              (46,330)
                                                                              ----------------------------------------------

Pro forma net income (loss)                                                              $(5,369,976)          $(2,055,350)
                                                                              ==============================================

Net income (loss) per share:

         Basic - as reported                                                                  $(1.29)               $(2.70)
                                                                              ==============================================

         Diluted - as reported                                                                $(1.29)               $(2.70)
                                                                              ==============================================

         Basic - proforma                                                                     $(1.39)               $(2.78)
                                                                              ==============================================

         Diluted - proforma                                                                   $(1.39)               $(2.78)
                                                                              ==============================================


             Pro forma information regarding net loss is also required by SFAS 123 and has been determined as if the Company had accounted for all of its employee stock options under the fair value method of that statement. The Company computes fair value for this purpose using the minimum value option-pricing model. The weighted-average assumptions used in this model to estimate fair value and the resulting values are as follows:

                                                                        2003             2002
                                                               -------------      -----------
             Expected dividend yield                                  0.0%             0.0%
             Risk-free interest rate                                  4.4%            3.98%
             Expected life (in years)                                10.0              3.0
             Weighted-average fair   value per share               $ 3.57          $  1.81

         In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting for derivative instruments, including certain derivative instruments imbedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, except as for provisions that relate to SFAS No. 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003, which should continue to be applied in accordance with their respective dates. The adoption of this pronouncement did not have a material effect on the results of operations or financial position.

         In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This statement requires that certain financial instruments that, under previous guidance, issuers could account for as equity, be classified as liabilities in statements of financial position. Most of the guidance in SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this pronouncement did not have a material effect on the results of operations or financial position.

Note 3 -     Property and Equipment

             At December 31, property and equipment consists of:

                                                                            2003                   2002
                                                                    --------------         ------------
             Computer equipment and software                        $    592,009           $    536,781
             Furniture and fixtures                                      518,586                518,585
             Office equipment                                             36,092                 35,453
             Vehicles                                                    374,525                341,976
             Leasehold improvements                                       44,784                 35,331
                                                                    ------------           ------------
                                                                       1,565,996              1,468,126
             Less:  Accumulated depreciation and amortization          1,285,533                822,798
                                                                    ------------           ------------
                                                                    $    280,463           $    645,328
                                                                    ============           ============

             The cost basis of assets acquired under capital leases at December 31, 2003 and 2002 was $374,525 and $341,976, respectively.

Note 4 -     Income Taxes

             The Company had no income tax expense for the years ended December 31, 2003 and 2002 due to net losses. At December 31, 2003, the Company had federal and state net operating loss carryforwards of approximately $64,000,000. The federal net operating loss carryforwards expire beginning in the year 2020 and the state net operating loss carryforwards begin to expire in 2016. The deferred tax asset of $25,643,000 and $24,171,000 relating primarily to differences between book and tax treatment of net operating losses, was fully reserved as of December 31, 2003 and 2002. The Company has established a valuation allowance of $25,643,000 and $24,171,000 for the year ended December 31, 2003 and 2002 to reduce the deferred tax assets due to the uncertainty surrounding the realization of such assets. The Tax Reform Act of 1986 contains provisions that limit the ability to utilize net operating loss carryforwards in the case of certain events including significant changes in ownership interests. The Company has not evaluated whether it has undergone an ownership change pursuant to this act. If such ownership changes are found to exist, the net operating loss carryforwards as reported below could be significantly limited.

             Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred income taxes are as follows at December 31:

                                                                  2003                   2002
                                                       ---------------       ----------------
             Deferred tax assets:
                Net operating loss carryforwards            25,415,000             23,581,000
                 Other                                         228,000                590,000
                                                       ---------------       ----------------
                     Deferred tax assets                    25,643,000             24,171,000
             Less:  Valuation allowance                     25,643,000             24,171,000
                                                       ---------------       ----------------
             Net deferred tax assets                   $        -            $              -
                                                       ===============       ================

             Total tax expense for 2003 and 2002 differs from the amount computed by applying the federal statutory rate of 34% primarily due to the valuation allowance established against net operating loss carryforwards. The Company's effective tax rate was 0% for 2003 and 2002.

Note 5 -     Capital Stock

             On April 1, 2002, the Board of Directors approved a one-for-ten reverse common stock split which was subsequently approved by shareholders as of May 2, 2002. An amendment to the Company's Certificate of Incorporation effecting the stock split was filed with the State of Delaware on May 2, 2002. All common share and per common share amounts for all periods presented in the accompanying consolidated financial statements have been restated to reflect the effect of this common stock split.

             As of December 31, 2003, the Company has authorized 40,000,000 shares of common stock with a par value of $0.01. The Company also has authorized 2,000,000 shares of preferred stock, which are undesignated, with a par value of $0.01.

Note 6 -     Stock-Based Compensation

             The Company has reserved a total of 750,000 shares of common stock for issuance under its stock option plan (the "Plan"). The Plan permits the granting of incentive stock options and non-qualified stock options. The terms of stock option grants are determined by the Compensation Committee of the Board of Directors. The Company's stock options generally vest over three years and have a maximum life of ten years. Separate from the Plan, the Company has granted stock options and warrants to consultants as compensation for their consulting services. Shares available for future issuance under the Plan total 261,492 at December 31, 2003.

             The following summarizes the stock option activity for the years ended December 31, 2003 and 2002:

                                                                                   Weighted
                                                                                    Average
                                                             Options               Exercise
                                                             Outstanding              Price
                                                           ----------------------------------
             Balance at December 31, 2001                         38,010     $       123.37
             Granted (exercise price = fair value)                20,119               3.63
             Assumption of Netword options                        59,342              54.30
             Exercised                                            (7,524)             (8.64)
             Cancelled                                            (8,741)           (155.23)
                                                           -------------     --------------
             Balance at December 31, 2002                        101,206              64.84
             Granted (exercise price = fair value)               542,100               3.72
             Exercised                                               ---                ---
             Cancelled                                          (166,178)             (9.08)
                                                                ---------            ------
             Balance at December 31, 2003                        477,128     $        14.82
                                                           =============     ==============


             During the year ended December 31, 2003, the Company recorded non-cash expense of $31,412 for the fair value of stock options granted as consideration for services provided to the Company. This expense, which equates to a per share amount of $0.04 for the year ended December 31, 2003, was computed using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield of 0%, risk-free interest rate of 4.4%, expected life of 7.0 years and stock price volatility of 70%.

                During the year ended December 31, 2003, the Company recorded non-cash expense of $112,960 for the fair value of stock options granted as consideration for services provided to the Company. This expense, which equates to a per share amount of $0.04 for the year ended December 31, 2003, was computed using the Black-Scholes option-pricing model. The following weighted-average assumptions were used in this model: expected dividend yield of 0%, risk-free interest rate of 4.4%, expected life of 3.0 years and stock price volatility of 70%.

             Selected information regarding stock options as of December 31, 2003 follows:

                                                   Weighted
                                                    Average
                                 Number           Remaining           Number
          Exercise           of Options             Life in       of Options
            Prices          Outstanding               Years       Exercisable
     -------------         -------------         -------------   --------------
     $        2.50               12,500              9.29              6,250
              3.63               16,123              8.33               9,187
              3.75              377,100              9.21            114,033
              7.26                   23              6.99                  23
             50.00               49,591              0.13              49,591
             60.00                1,875              0.64               1,875
             79.83                7,087              7.72                 197
             80.00                7,875              1.19               7,875
            163.28                   96              6.83                  96
            362.84                4,858              7.06               3,129
                          -------------                           -----------
                                477,128                               192,257
                          =============                           ===========

Note 7 -     Common Stock Reserved for Future Issuance

             At December 31, 2003, the Company had reserved a total of 6,548,503 of its authorized 40,000,000 shares of common stock for future issuance as follows:

             Outstanding common stock warrants                       5,769,883
             Possible future issuance of common stock warrants          40,000
             Outstanding stock options                                 477,128
             Possible future issuance under stock option plans         261,492
                                                                  ------------
                                                                     6,548,503
Note 8 -     Leases

             The Company leases certain furniture and equipment under various non-cancellable capital leases and its office space and certain equipment under non-cancellable operating leases. Future minimum payments under the non-cancellable capital and operating leases at December 31, 2003 are as follows:

               Year                                                               Capital                Operating
              Ending                                                               Leases                 Leases
              ------                                                         -------------           -----------
               2004                                                          $     119,267         $      315,397
               2005                                                                  9,161                257,326
               2006                                                                  1,166                194,986
               2007                                                                 -                     200,493
               2008                                                                 -                      33,492
                                                                             -------------         --------------
             Total minimum payments                                                129,594         $    1,001,695
                                                                                                   ==============
             Less:  Amounts representing interest                                    3,204
                                                                             -------------
             Present value of minimum lease payments                               126,390
             Less:  Current portion of capital lease obligations                   116,313
                                                                             -------------
             Long-term portion of capital lease obligations                  $      10,077
                                                                             =============

             Rent expense charged to operations during the years ended December 31, 2003 and 2002 was $283,595 and $272,319, respectively.

Note 9 -     Related Party Transactions

             Related Party Payables

             Included in payables to related parties at December 31, 2002 is $291,793, which consists primarily of accrued fees owed to a shareholder at December 31, 2002.

             Placement and Other Fees

             In February 2002, Donald B. Witmer, former chairman of the Board of Directors and chief executive officer, Robert Wise, former president, chief operating officer and director of the Company, and Spencer Trask Venture Partners, LLC, an affiliate of the Company's financial adviser, Spencer Trask Ventures, Inc. ("Spencer Trask"), purchased $110,000, $55,000 and $270,000 of the Company's exchangeable notes, respectively, which included 17,127 detachable warrants to purchase the Company common stock at $.70 per share. The exchangeable notes were exchangeable into convertible notes upon satisfying the minimum sale requirements of the private placement of convertible debt. These notes were exchanged for an equal principal amount of the Company's convertible notes in May 2002. Of the $705,000 proceeds received by the Company, $230,481 was assigned as the fair value of the detachable warrants. The exchangeable notes contained a beneficial conversion feature determined to be $230,481 at the date of issuance. These amounts were recorded as an increase to interest expense during the quarter ended June 30, 2002 when the notes were exchanged into secured convertible notes. In fiscal 2002 (prior to the merger with Netword), the Company sold $9,200,000 principal amount of its 8% secured convertible notes which were converted into the Company common stock at a price of $.10 per share immediately prior to the merger with Netword. Upon the merger, all outstanding shares of the Company (including the shares that were issued upon conversion of the Company's convertible notes) were exchanged for shares of Netword common stock at the rate of 36.3 shares of the Company common stock for each share of Netword common stock.

             In connection with the secured convertible note offering in 2002, the Company incurred placement fees of approximately $1,369,000, of which a significant portion was paid to Spencer Trask. In addition, Spencer Trask also received warrants to purchase 407,323 shares of the Company's common stock at a price of $3.63 per share (valued at $1,038,549 using the Black-Scholes pricing model) as part of the placement fee arrangement. Both amounts were recorded as an increase to interest expense during the year ended December 31, 2002.

             In connection with the private placement of common stock and warrants in December 2003, the Company incurred placement fees of approximately $227,000, paid to Spencer Trask. The placement fees were recorded as a reduction to amounts raised. In addition, Spencer Trask also received warrants to purchase 657,846 shares of the Company's common stock at a price of $1.068 per share and warrants to purchase 306,795 shares of the Company's common stock at a price of $1.178 per share as part of the placement fee arrangement.

             On March 28, 2003, the Company entered into a Consulting Agreement under which it retained Spencer Trask as its non-exclusive financial adviser and investment banker. Under this agreement, the Company agreed that until March 28, 2004, it would compensate Spencer Trask, in cash and/or warrants to purchase Common Stock, for advisory services in connection with acquisitions, mergers, combinations, private and public equity offerings, debt financing and other similar business transactions. No compensation has been paid under the agreement.

Note 10 -    Employee Benefit Plan

             The Company has a 401(k) plan which covers substantially all employees. Employees may elect to contribute up to 15% of eligible compensation during any plan year subject to IRS limits. Matching contributions to the plan are made at the discretion of the Board of Directors. For the years ended December 31, 2003 and 2002, the Company has not made any matching contributions to the 401(k) plan.


Note 11 -    Gain from Extinguishment of Certain Liabilities

             Throughout early 2002, the Company completed a restructuring of several liabilities through negotiations with vendors for settlements and/or abatement, which resulted in the satisfaction of approximately $7,000,000 of debt, accounts payable and other liabilities for total payments of approximately $2,500,000. In connection with this restructuring of liabilities, the Company recorded a gain from extinguishment of certain liabilities of approximately $4,500,000.

Note 12 -    Commitments and Contingencies

             The Company is subject to various legal proceedings and claims, which have arisen in the ordinary course of its business and have not been fully adjudicated. It is impossible at this time for the Company to predict with any certainty the outcome of such litigation. However, management is of the opinion, based upon information presently available, that it is unlikely that any such liability, to the extent not provided for through insurance or otherwise, would be material in relation to the Company's consolidated financial position or results of operations.

         On June 18, 2001, Point West Ventures, LP ("Point West") filed a complaint against HDT and Spencer Trask Ventures, Inc., the placement agent for HDT's Series B convertible preferred stock financing in 2000, in New York State Supreme Court. Point West, one of the investors in that financing, alleged misrepresentation in connection with that financing and sought rescission of its $500,000 investment. Subsequent to the filing of the complaint Point West was placed in receivership and the action against the Company and Spencer Trask was stayed and remains inactive. The receiver may determine to pursue the action at some future date.

         The Company has received written notice from a third party alleging breach of contract and violation of trademark law in connection with the use of the "Home Director" trademark. The Company has taken what it believes is appropriate remedial action and does not believe that there is any remaining basis for a claim by the third party, nor has the third party taken further action to pursue its claim. Nevertheless, it is possible that the third party will initiate legal action seeking damages and/or injunctive relief against the Company. If any such litigation should be resolved adversely, the Company could be compelled to pay damages and/or royalties to the third party for its use of the Home Director name and/or to limit or discontinue its use as a trademark.

         Michael Liddle is employed by the Company as its chief executive officer under an employment agreement dated December 31, 2003, which expires on December 31, 2006, subject to automatic renewal for successive one-year terms unless terminated by the Company or Mr. Liddle prior to renewal. The agreement provides for an annual base salary of $216,000, subject to increase in the discretion of the Board of Directors. Mr. Liddle's annual base salary will increase to $300,000 if the Company achieves two consecutive profitable quarters, and he may be entitled to an annual cash bonus of up to 50% of his base salary, of which 75% is contingent upon the Company's achievement of certain targeted financial objectives approved by the Board of Directors and 25% is within the discretion of the Compensation Committee of the Board of Directors.

         In connection with his employment, Mr. Liddle was granted options to purchase 420,464 shares of Common Stock at $1.30 per share (the market price of the Common Stock as of the date of grant), vesting in 36 equal monthly installments commencing on January 31, 2004. The number of shares of Common Stock underlying these options represents 3% of the Company's issued and outstanding Common Stock and shares of Common Stock underlying "in-the-money" warrants as of January 21, 2004. In addition to this initial grant, Mr. Liddle is entitled to receive additional stock option grants (up to a total of 1.75% of the outstanding Common Stock and "in-the-money" warrants) at the end of 2004 and again at the end of 2005, if the Company achieves certain targeted financial objectives approved by the Board of Directors for each of those years.

         Under the terms of the Company's Amended and Restated Stock Option Plan, if Mr. Liddle's employment is terminated by the Company for cause, or if he terminates his employment without the Company's consent, his unexercised options will immediately expire.

         If Mr. Liddle's employment is terminated without cause, he will be entitled to receive his base salary (as paid to him during the preceding 12 months or any shorter period of his employment), plus any unpaid bonus earned in the calendar year preceding such termination. If Mr. Liddle has been employed for at least six months during the calendar year in which his employment is terminated without cause, he will be eligible to receive a pro-rata portion of any bonus earned during such year, based upon the Company's achievement of applicable performance targets and subject to the discretion of the Compensation Committee of the Board of Directors. Also, in case of termination of Mr. Liddle's employment by the Company without cause, (i) all of his unvested stock options will become and remain immediately exercisable until expiration of their respective terms and (ii) he will be entitled to receive benefits under the Company's employee benefit plans for up to 12 months after the termination date or until he obtains employee benefits in connection with new employment.

         Upon termination of his employment, Mr. Liddle will be subject to a two year restriction on certain activities that compete with the Company.

         Donald B. Witmer was employed as our Chairman and Chief Executive Officer under an employment agreement that expired on December 31, 2003, at which time he resigned from these positions. All options to purchase shares of Common Stock granted to Mr. Witmer before the merger expired on December 31, 2003. On January 16, 2003, the Company granted Mr. Witmer options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share, of which 60,000 have vested and remain exercisable through March 31, 2004 and the other 120,000 terminated upon his resignation. Mr. Witmer resigned as a director of the Company on February 12, 2004.

         On March 3, 2004, Robert N. Wise resigned as the President, Chief Operating Officer and a director of the Company and entered into a Separation and Release Agreement with the Company. Under the terms of this agreement, the Company retained Mr. Wise as an independent consultant for a transition period of 30 days and the Company's obligation to employ Mr. Wise as its President and Chief Operating Officer under his Employment Agreement was terminated. We agreed to pay Mr. Wise (i) $10,000 during the transition period, (ii) $50,000 upon his resignation, (iii) 2% of the Company's first year revenues derived from certain contracts and projects, and (iv) 1% of the Company's second year revenues derived from such contracts and projects. In addition, the Company agreed to continue to provide Mr. Wise with benefits under the Company's employee benefit plans until December 31, 2004 and to pay the remaining installments due under an automobile lease and the balance of the purchase price of the leased automobile upon expiration of the lease. The Company and Mr. Wise exchanged releases. Pursuant to his employment agreement, Mr. Wise remains subject to certain restrictions on his post-employment activities for up to 12 months after his resignation.

         All options to purchase shares of Common Stock granted to Mr. Wise before the merger expired upon his resignation. On January 16, 2003, the Company granted Mr. Wise options to purchase 180,000 shares of Common Stock at an exercise price of $3.75 per share. Upon Mr. Wise's resignation, 60,000 of such options expired unexercised and under the terms of the Separation and Release Agreement, 120,000 of such options are exercisable through March 3, 2005.

Note 13-      Provision for Abandonment of Facility

         In June 2003, the Company exited its Durham, North Carolina warehouse facility and relocated the operations to its Livermore, California facility. The Company agreed to a settlement of $657,891 to be repaid over four years. As a result, the Company recorded a discounted provision of $590,000 related to the remaining lease commitment associated with the Durham facility. In December 2003, the Company determined that certain fixed assets located in North Carolina would not be used and wrote off $93,966. There were no severance costs associated with this abandonment.

                          Balance at                                            Balance at
                            12/31/02        Provision         Payments            12/31/03
                            --------        ---------         --------          ----------
Facility
 Abandonment                     ---         $590,000        $(68,657)           $521,343

         Approximately $127,369 of the balance at December 31, 2003 is recorded as part of accounts payable and accrued expenses and $393,974 is recorded as other long-term liabilities.


Note 14 -     Liquidity

         As a result of the Company's continuing losses, particularly during the fourth quarter of 2003, and its current inability to borrow additional funds under its bank line of credit, the Company faces an acute shortage of working capital during at least the first half of 2004. The Company is addressing its working capital needs by seeking additional financing through a potential new bank line of credit that will enable the Company to pay its outstanding bank loan and obtain additional advances against its receivables and through additional sales of equity securities. There is no certainty that the Company will be able to obtain working capital when it needs it, and its operations may suffer and the Company may ultimately have to be discontinued if it is unable to obtain necessary financing on a timely basis.

         Historically the Company's operations have never been self-sustaining, and it has financed its continuing operations through a series of private offerings of debt and equity and by obtaining advances under the Loan Agreement. The Company cannot predict when, if ever, its business will produce sufficient cash to reduce or eliminate its dependence on external financing as its primary source of working capital.

Private Placement

         In December 2003 and January 2004, the Company raised gross proceeds of $3,226,315 in a private placement of equity units consisting of 3,470,679 shares of Common Stock and three-year warrants to purchase 3,470,679 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share. Net proceeds of $1,740,000 was received by the Company in 2003 and is reflected in the balance sheet as of December 31, 2003, and the remaining net proceeds of $860,000 was received in 2004. The Company paid the placement agent $369,421 as cash compensation and for reimbursement of its non-accountable expenses and issued the placement agent five-year warrants to purchase 1,388,272 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share.

Loan Agreement

         In July 2003, the Company entered into a Loan and Security Agreement with Venture Banking Group, a Division of Cupertino National Bank, providing for a revolving line of credit of up to $1,000,000 at any time outstanding. Advances under the Loan Agreement are limited to 80% of the Company's eligible receivables (as defined) and bear interest at the lender's prime rate plus 0.5% (4.5% as of March 1, 2004), subject to a minimum rate of 4.75%. Amounts owing under the Loan Agreement are secured by substantially all of the Company's assets. As of December 31, 2003 and March 1, 2004, the balance outstanding under the Loan Agreement was $300,000.

         In October 2003 and again in February 2004, the lender notified the Company of the occurrence of an event of default under the Loan Agreement as a result of its failure to comply with certain financial covenants. Although the lender has not exercised its default remedies (which include the right to demand immediate repayment of the outstanding balance), it is not providing further advances. On March 3, 2004, the Company signed a Term Sheet with a potential replacement lender for a proposed new line of credit of up to $750,000 at an interest rate of 10%. However, the Company can provide no assurance that a definitive agreement will be entered into on the terms set forth in the Term Sheet or at all and even if such an agreement is entered into, the Company does not believe the financing contemplated by the Term Sheet will be adequate for its working capital needs beyond June 30, 2004.

         As a result of the recurring losses from operations, default of the line of credit, dependence upon financing operations through a series of private offerings of debt and equity, and the uncertainty about the adequacy of funding during 2004, our independent auditors have included an explanatory paragraph in their report on the accompanying financial statements indicating there is substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 15 -     Notes Payable

        Notes payable consist of $125,000 remaining on a note payable to an individual that matured on August 24, 2001 and is currently in default. The note charged interest at 10% and accrued interest of $21,000 was recorded at December 31, 2001. No interest was accrued or paid during 2002.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Under our Restated Certificate of Incorporation and Amended and Restated Bylaws, our directors and officers are entitled to be indemnified to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law. Additionally, under our Restated Certificate of Incorporation and Amended and Restated Bylaws, our directors are not subject to personal liability to us or our stockholders for monetary damages resulting from a breach of fiduciary duty or failure to exercise any applicable standard of care, except that our directors may be subject to personal liability for monetary damages in circumstances involving:

          o    a breach of the duty of loyalty;

          o acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

          o unlawful payments of dividends, stock purchases or redemptions under the Delaware General Corporation Law; or

          o transactions from which the director derives an improper personal benefit.


ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses of the Company in connection with the offering described in this registration statement. None of these costs and expenses will be paid by any of the selling stockholders.

          Securities and Exchange Commission Registration Fee....   $   2,964.89
          Legal Fees and Expenses................................   $ 100,000.00
          Accounting Fees and Expenses...........................   $  15,000.00
          Other Expenses.........................................   $  15,000.00

          Total Costs and Expenses...............................   $ 132,964.89


ITEM 26 - RECENT SALES OF UNREGISTERED SECURITIES

         In December 2003 and January 2004, we sold units consisting of 3,470,679 shares of Common Stock and warrants to purchase 3,470,679 shares of Common Stock, for aggregate consideration of $3,226,315. The units were sold to persons we reasonably believed were accredited investors, without public solicitation or advertising, the certificates issued therefor were endorsed with an appropriate restrictive legend, and the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act. We paid Spencer Trask, our placement agent, cash compensation of $370,000, including reimbursement for its non-accountable expenses. In addition, we issued Spencer Trask warrants to purchase 1,388,270 shares of Common Stock at exercise prices ranging from $1.068 to $1.298 per share.

         On December 9, 2003, in separate transactions, we engaged Brockington Securities, Inc. and SLD Capital Corp. to provide certain services to us and issued to each of them a warrant to purchase 100,000 shares of Common Stock at $1.15 per share. See "Relationships and Transactions with Selling Stockholders." The warrants were issued in negotiated transactions without solicitation, the recipients of the warrants represented to us that they were accredited investors, the certificates for the warrants were endorsed with an appropriate restrictive legend, and the transactions were therefore exempt from registration pursuant to Rule 506 under the Securities Act.

         On July 24, 2003, in connection with an extension of credit to us, we issued a warrant to purchase 23,684 shares of Common Stock at $1.90 per share to Greater Bay Bancorp. The warrant was issued to a single purchaser in a negotiated transaction, the purchaser was an accredited investor, the certificate for the warrant was endorsed with an appropriate restrictive legend, and the transaction was therefore exempt from registration pursuant to Rule 506 under the Securities Act.

         During the past three years, we have issued options to purchase shares of our Common Stock from time to time under our Amended and Restated Stock Option Plan. The exercise prices of such options are equal to the fair market value of our Common Stock on the respective grant dates. The stock option grants were exempt from registration pursuant to Section 4(2) of the Securities Act, since they were made to a small number of informed persons who were provided with all information relevant to their investment decisions. In addition, pursuant to the merger, we assumed all outstanding options under HDT's Stock Incentive Plan (subject to necessary adjustments to reflect the exchange ratio under the merger agreement), which were granted by HDT without registration pursuant to the exemption from registration available under Rule 701 under the Securities Act. We plan to register under the Securities Act the offering of Common Stock pursuant to all options granted or which may be granted under our Amended and Restated Stock Option Plan (including the HDT options assumed in the merger).

ITEM 27 - EXHIBITS.

         The following exhibits are filed with this document:
  Exhibit
   Number      Exhibit Title+
---------      --------------

2.1 Asset Purchase Agreement by and among Home Director, Inc., Spencer Trask Intellectual Capital Company LLC and International Business Machines Corporation, dated as of December 7, 1999.****

2.2 Agreement and Plan of Merger and Reorganization among Home Director, Inc., DI Acquisition, Inc., Digital Interiors, Inc. and Donald B. Witmer as Stockholders' Agent, dated as of October 24, 2000.****

2.3 Asset Purchase Agreement, dated May 14, 2001, by and among Digital Interiors, Inc., Los Gatos Home Theater, Inc. and Joseph J. Paris.****

2.4 Agreement and Plan of Merger, dated as of April 9, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.*

2.5 Amendment No. 1 to Agreement and Plan of Merger, dated as of July 31, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.*

2.6 Amendment No. 2 to Agreement and Plan of Merger, dated as of October 25, 2002, by and among Netword, Inc., Webspeak Acquisition Corp. and Home Director, Inc.**

2.7 Stock Purchase Agreement, dated as of January 22, 2003, between Home Director, Inc. and Michael L. Wise.****

3.1       Certificate of Incorporation of Netword, Inc. ++

3.2 First Certificate of Amendment to the Certificate of Incorporation of Netword, Inc.***

3.3       Restated Certificate of Incorporation of Home Director, Inc.***

3.4 Bylaws of Home Director, Inc., as amended and restated on March 3, 2004. (Filed herewith).

3.5 Certificate of Merger merging Webspeak Acquisition Corp. with and into Home Director, Inc.***

4.1 Form of Warrant to purchase shares of Common Stock of Netword, Inc. issued to members of Netword, LLC in connection with the merger of Netword, LLC and Netword, Inc. ++

4.2 Warrant to purchase shares of Common Stock of Netword, Inc., dated May 1, 1999, issued to Pryor, Cashman, Sherman & Flynn LLP. ++

4.3 Form of Subscription Agreement to purchase shares of Common Stock of Netword, Inc. executed in connection with the Rule 506 sale of 782,000 units consummated on July 28, 1999 and August 5, 1999.++

4.4 Form of Warrant to purchase shares of Common Stock of Netword, Inc. issued to purchasers in the Rule 506 offering to David Segal and to NorthStar Capital Partners LLC.++

4.5 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated March 3, 2000, issued to the McKenna Group. ****

4.4 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 4, 2001, issued to the McKenna Group.****

4.7 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 5, 2000, issued to Motorola, Inc.****

4.8 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2000, issued to Spencer Trask Ventures, Inc.****

4.9 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2001, issued to Mary Walker.****

4.10 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated January 25, 2001, issued to Spencer Trask Ventures, Inc.****

4.11 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 14, 2001, issued to Joseph J. Paris.****

4.12 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 11, 2001, issued to The Conrado Company, Inc.****

4.13 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated December 3, 2001, issued to Peter Blaettler.****

4.14 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Spencer Trask Investment Partners, LLC.****

4.15 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Donald B. Witmer.****

4.16 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated February 6, 2002, issued to Robert N. Wise.****

4.17 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 1, 2002, issued to Southport Park Limited Partnership.****

4.18 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to the Dioguardi Family Trust.****

4.19 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to Donald B. Witmer.****

4.20 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 8, 2002, issued to Spencer Trask Ventures, Inc.****

4.21 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated May 14, 2002, issued to Spencer Trask Ventures, Inc.****

4.22 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated June 26, 2002, issued to Spencer Trask Ventures, Inc.****

4.23 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 8, 2002, issued to Spencer Trask Ventures, Inc.****

4.24 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 26, 2002, issued to Spencer Trask Ventures, Inc.****

4.25 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated September 30, 2002, issued to Spencer Trask Ventures, Inc.****

4.26 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 7, 2002, issued to Spencer Trask Ventures, Inc.****

4.27 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated September 30, 2002, issued to Kirlin Securities, Inc.****

4.28 Warrant to purchase shares of Common Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated October 7, 2002, issued to Kirlin Securities, Inc.****

4.29 Warrant to purchase shares of Series B Convertible Preferred Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger

          (see Exhibit 2.4)), dated April 3, 2000, issued to Spencer Trask Ventures, Incorporated.****

4.30 Warrant to purchase shares of Series C Convertible Preferred Stock of Home Director, Inc. (subsequently adjusted in accordance with the terms of the Agreement and Plan of Merger (see Exhibit 2.4)), dated July 6, 2000, issued to Spencer Trask Ventures, Incorporated.****

4.31 Stock Option Plan of Home Director, Inc., as amended through October 1, 2002****

4.32      Form of Award Letter for Optionees. ++

4.33 Warrant to purchase shares of Common Stock of Home Director, Inc. issued to Brockington Securities, Inc. on December 9, 2003. (Filed herewith).

4.34 Warrant to purchase shares of Common Stock of Home Director, Inc. issued to SLD Capital Corp. on December 9, 2003. (Filed herewith).

4.35 Form of warrant to purchase shares of Common Stock of Home Director, Inc. issued to investors in December 2003 and January 2004. (Filed herewith).

4.36 Form of warrants to purchase shares of Common Stock of Home Director, Inc. issued to Spencer Trask Ventures, Inc. in December 2003 and January 2004. (Filed herewith).

5.1       Opinion of Kronish Lieb Weiner & Hellman LLP (Filed herewith).

9.1 Voting Agreement, dated as of April 30, 2002, among Netword, Inc., Spencer Trask Intellectual Capital Company LLC, Spencer Trask Ventures, Inc., Cisco Systems, Inc., Motorola, Inc., Donald Witmer, Robert Wise and Daryl Stemm.*

9.2 Stockholders Agreement, dated as of July 16, 2002, among Home Director, Inc., Netword, Inc., Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company LLC, Spencer Trask Ventures, Inc., Motorola, Inc., Cisco Systems, Inc., Donald Witmer, Daryl Stemm, Kent M. Klineman, Jordan Klineman, Justine Klineman, Michael Wise, Batya Wise, David Wise, Gidon Wise, Joseph S. Reiss, Gary and Lynn Gettenberg as joint tenants, The Lawrence Charitable Trust, Klondike Resources, Inc., the Jesurum Family Limited Partnership and Stilwell Holding LLC.*

9.3 Letter Agreement, dated as of April 30, 2002, among Netword, Inc., Spencer Trask Investment Partners, LLC, Spencer Trask Intellectual Capital Company, LLC, Spencer Trask Ventures, Inc., Donald B. Witmer, Robert Wise and Daryl Stemm.*

10.3 Employment Agreement, dated as of September 24, 2001, between Home Director, Inc. and Donald B. Witmer.****

10.4 Employment Agreement, dated as of September 24, 2001, between Home Director, Inc. and Robert N. Wise.****

10.5 Sublease Agreement, dated July 23, 2002, among Adaptec, Inc., Home Director, Inc. and Shea Center Livermore, LLC.****

10.6 Lease Agreement, dated as of April 19, 2000, by and between Southport Business Park Limited Partnership and Home Director, Inc., as amended.****

10.7 Placement Agency Agreement, dated April 10, 2002, by and between Home Director, Inc. and Spencer Trask Ventures, Inc.****

10.8 Agreement, dated as of April 17, 2003, by and between Sears, Roebuck & Co. and Home Director, Inc.[+/+] Portions of this exhibit have been omitted pursuant to a request for confidential treatment. The term "confidential treatment" and the mark "*" used throughout this exhibit mean that the material has been omitted and separately filed with the SEC.

10.9 Loan and Security Agreement, dated as of July 24, 2003, by and between Venture Banking Group, a Division of Cupertino National Bank, and Home Director, Inc., Home Director Technologies, Inc. and Digital Interiors, Inc. [+/+] [+/+]

10.10 Placement Agency Agreement, dated as of November 10, 2003, by and between Spencer Trask Ventures, Inc. and Home Director, Inc. (Filed herewith).

10.11 Letter Agreement, dated as of December 9, 2003, by and between Home Director, Inc. and Brockington Securities, Inc. (Filed herewith).

10.12 Letter Agreement, dated as of December 9, 2003, by and between Home Director, Inc. and SLD Capital Corp. (Filed herewith).

10.13 Form of Subscription Agreements to purchase shares of Common Stock and Warrants to purchase shares of Common Stock between Home Director, Inc. and the several purchasers of its equity units sold on December 9, 2003, December 19, 2003 and January 21, 2004. (Filed herewith).

10.14 Form of Registration Rights Agreement between Home Director, Inc. and the several purchasers of its equity units sold on December 9, 2003, December 19, 2003 and January 21, 2004. (Filed herewith).

10.15 Employment Agreement, dated as of December 31, 2003, by and between Home Director, Inc. and Michael Liddle. (Filed herewith).

10.16 Employment Agreement, dated as of January 7, 2004, by and between Home Director, Inc. and Jerry Steckling. (Filed herewith).

10.17 Separation and Release Agreement by and between Robert N. Wise, Home Director, Inc., Home Director Technologies, Inc. and Digital Interiors, Inc., dated as of March 3, 2004. (Filed herewith).

21        List of subsidiaries of Home Director, Inc.****

23.1      Consent of Mahoney Cohen & Company, CPA. P.C. (Filed herewith).

23.2      Consent of Kronish Lieb Weiner & Hellman LLP (included in Exhibit
          5.1).


---------------


     + Exhibits that pre-date the merger on December 19, 2002 and refer to Home Director, Inc. are references to Home Director Technologies, Inc., now a wholly-owned subsidiary of the registrant (See Exhibit 21), and exhibits that pre-date the merger and refer to Netword, Inc. are references to Home Director, Inc., the registrant.

     ++ Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Netword's registration statement on Form SB-1 (Reg. No. 333-86873) filed with the Securities and Exchange Commission on September 9, 1999.

     * Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Netword's Registration Statement on Form S-4 (Reg. No. 333-86873), filed with the Securities and Exchange Commission on August 2, 2002.

     ** Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Amendment No. 1 to Netword's Registration Statement on Form S-4, filed with the Securities and Exchange Commission on October 28, 2002.

     *** Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2002.

     **** Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 10-KSB for the fiscal year ended December 31, 2002, filed with the Securities and Exchange Commission on March 31, 2003.

     [+/+] Incorporated by reference to the corresponding exhibit previously filed as an exhibit to Home Director's report on Form 10-QSB for the fiscal quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 19, 2003.

[+/+][+/+]        Incorporated by reference to the corresponding exhibit
                  previously filed as an exhibit to Home Director's report on Form 10-QSB for the fiscal quarter ended September 30, 2003, filed with the Securities and Exchange Commission on November
                  17, 2003.

ITEM 28 - UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) Include any additional or changed material information on the plan of distribution;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification arising under the Securities Act may be permitted to directors, officers and controlling persons of Home Director, Inc. pursuant to the foregoing provisions, or otherwise, Home Director, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Home Director, Inc. of expenses incurred or paid by a director, officer or controlling person of Home Director, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Home Director, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Livermore, State of California, on March 8, 2004.

                                   HOME DIRECTOR, INC.
                                  (Registrant)


                                   By:     /s/  MICHAEL LIDDLE
                                       --------------------------------
                                        Michael Liddle
                                        Chief Executive Officer


         Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

    SIGNATURE                 TITLE                                    DATE

   /s/ MICHAEL LIDDLE
 ----------------------------  Chief Executive Officer
      Michael Liddle           and Director                        March 8, 2004


  /s/ DARYL STEMM              Chief Financial and                 March 8, 2004
 ----------------------------  Accounting Officer and Secretary
      Daryl Stemm


  /s/ KENT M. KLINEMAN         Director                            March 8, 2004
 ----------------------------
      Kent M. Klineman


  /s/ EZRA P. MAGER            Chairman of the Board of Directors  March 8, 2004
  ---------------------------
      Ezra P. Mager


  /s/ STEPHEN B. STE. MARIE    Director                            March 8, 2004
  ---------------------------
      Stephen B. Ste. Marie


  /s/ MICHAEL L. WISE
  -------------------
     Michael L. Wise           Director                            March 8, 2004


                                      S-1